                                                                    EXHIBIT 10.2







                      OFFICE PURCHASE AND ASSUMPTION AGREEMENT

                                      BETWEEN

                                    CENTRAL BANK

                                        AND

                                    IBERIABANK




                              DATED AS OF JUNE 4, 1998

                                 TABLE OF CONTENTS


                                                                                PAGE NO.

1.   PURCHASE AND ASSUMPTION. . . . . . . . . . . . . . . . . . . . . . . . . . .   1
        1.01 Purchase and Sale of Assets. . . . . . . . . . . . . . . . . . . . .   1
        1.02 Transfer of Assets . . . . . . . . . . . . . . . . . . . . . . . . .   2
        1.03 Acceptance and Assumption. . . . . . . . . . . . . . . . . . . . . .   4
        1.04 Payment of Funds . . . . . . . . . . . . . . . . . . . . . . . . . .   7

2.   CONDUCT OF THE PARTIES PRIOR TO CLOSING. . . . . . . . . . . . . . . . . . .  11
        2.01 Covenants of SELLER. . . . . . . . . . . . . . . . . . . . . . . . .  11
        2.02 Covenants of BUYER . . . . . . . . . . . . . . . . . . . . . . . . .  17
        2.03 Covenants of All Parties . . . . . . . . . . . . . . . . . . . . . .  19

3.   REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . .  19
        3.01 Representations and Warranties of SELLER . . . . . . . . . . . . . .  19
        3.02 Representations and Warranties of BUYER. . . . . . . . . . . . . . .  26

4.   ACTIONS RESPECTING EMPLOYEES AND PENSIONS AND EMPLOYEE BENEFIT PLANS . . . .  27
        4.01 Employment of Employees. . . . . . . . . . . . . . . . . . . . . . .  27
        4.02 Terms and Conditions of Employment . . . . . . . . . . . . . . . . .  28
        4.03 Compliance with Law. . . . . . . . . . . . . . . . . . . . . . . . .  30
        4.04 Actions to be Taken by SELLER. . . . . . . . . . . . . . . . . . . .  30

5.   CONDITIONS PRECEDENT TO CLOSING. . . . . . . . . . . . . . . . . . . . . . .  32
        5.01 Conditions to SELLER's Obligations . . . . . . . . . . . . . . . . .  32
        5.02 Conditions to BUYER's Obligations. . . . . . . . . . . . . . . . . .  34
        5.03 NonSatisfactions of Conditions Precedent . . . . . . . . . . . . . .  36
        5.04 Waivers of Conditions Precedent. . . . . . . . . . . . . . . . . . .  36

6.   CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
        6.01 Closing and Closing Date . . . . . . . . . . . . . . . . . . . . . .  37
        6.02 SELLER's Actions at Closing. . . . . . . . . . . . . . . . . . . . .  37
        6.03 BUYER's Actions at the Closing . . . . . . . . . . . . . . . . . . .  39
        6.04 Methods of Payment . . . . . . . . . . . . . . . . . . . . . . . . .  40
        6.05 Availability of Closing Documents. . . . . . . . . . . . . . . . . .  41
        6.06 Effectiveness of Closing . . . . . . . . . . . . . . . . . . . . . .  41

7.   CERTAIN TRANSITIONAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . .  42




        7.01 Transitional Action by BUYER . . . . . . . . . . . . . . . . . . . .  42
        7.02 Transitional Actions by SELLER . . . . . . . . . . . . . . . . . . .  45
        7.03 Overdrafts and Transitional Action . . . . . . . . . . . . . . . . .  51
        7.04 ATMs and Debit Cards . . . . . . . . . . . . . . . . . . . . . . . .  51
        7.05 Environmental Matters. . . . . . . . . . . . . . . . . . . . . . . .  52
        7.06 Effect of Transitional Action. . . . . . . . . . . . . . . . . . . .  56
        7.07 Lease of Operations Center . . . . . . . . . . . . . . . . . . . . .  56

8.   GENERAL COVENANTS AND INDEMNIFICATION. . . . . . . . . . . . . . . . . . . .  56
        8.01 Confidentiality Obligations of BUYER . . . . . . . . . . . . . . . .  56
        8.02 Confidentiality Obligations of SELLER. . . . . . . . . . . . . . . .  57
        8.03 Indemnification by SELLER. . . . . . . . . . . . . . . . . . . . . .  58
        8.04 Indemnification by BUYER . . . . . . . . . . . . . . . . . . . . . .  58
        8.05 Claims for Indemnity . . . . . . . . . . . . . . . . . . . . . . . .  59
        8.06 Solicitation of Customers by BUYER Prior to Closi. . . . . . . . . .  60
        8.07 Solicitation of Customers by SELLER After the Clo. . . . . . . . . .  61
        8.08 Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . .  61
        8.09 Operation of the Offices . . . . . . . . . . . . . . . . . . . . . .  62
        8.10 Information After Closing. . . . . . . . . . . . . . . . . . . . . .  63
        8.11 Individual Retirement Accounts . . . . . . . . . . . . . . . . . . .  63
        8.12 Nonsolicitation of Employees . . . . . . . . . . . . . . . . . . . .  64

9.   TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
        9.01 Termination by Mutual Agreement. . . . . . . . . . . . . . . . . . .  65
        9.02 Termination by SELLER. . . . . . . . . . . . . . . . . . . . . . . .  65
        9.03 Termination by BUYER . . . . . . . . . . . . . . . . . . . . . . . .  66
        9.04 Termination of Merger Agreement. . . . . . . . . . . . . . . . . . .  67
        9.05 Effect of Termination. . . . . . . . . . . . . . . . . . . . . . . .  67

10. MISCELLANEOUS PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . . . . .  67
        10.01  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
        10.02  Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
        10.03  Termination of Representations and Warranties. . . . . . . . . . .  68
        10.04  Waivers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
        10.05  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
        10.06  Parties in Interest: Assignment; Amendment . . . . . . . . . . . .  70
        10.07  Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
        10.08  Terminology. . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
        10.09  Flexible Structure . . . . . . . . . . . . . . . . . . . . . . . .  72
        10.10  Press Releases . . . . . . . . . . . . . . . . . . . . . . . . . .  73
        10.11  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . .  73



        10.12  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . .  73
        10.13  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
        10.14  Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
        10.15  Good Faith Deposit . . . . . . . . . . . . . . . . . . . . . . . .  74
        10.16  Specific Performance . . . . . . . . . . . . . . . . . . . . . . .  74
        10.17  Consent of First Commerce Corporation. . . . . . . . . . . . . . .  74
SIGNATURES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75


SCHEDULES:

     Schedule A     -    Description of Owned Real Estate

     Schedule B     -    Description of Leased Real Estate and Third Party Lease

     Schedule C     -    Furniture, Fixtures and Equipment

     Schedule D     -    Assumed Contracts

     Schedule E     -    List of Leases, Safekeeping Items and Agreements

     Schedule F     -    Form of Assignment and Assumption of Lease and Estoppel
                         Certificate

     Schedule G     -    Deposit Accounts

     Schedule H     -    Office Loans

     Schedule I     -    Form of Certification of BUYER

     Schedule J     -    Form of Opinion of Counsel for BUYER

     Schedule K     -    Form of Certification of SELLER

     Schedule L     -    Form of Opinion of Counsel for SELLER

     Schedule M     -    Form of Assignment of Office Loans, Notes,

                         Agreements and Pledge

     Schedule N     -    Form of Instrument of Assumption

     Schedule O     -    Form of Assignment, Transfer and Appointment of
                         Successor Custodian for IRAs

     Schedule P     -    Form of Preliminary Closing Statement

     Schedule Q     -    Form of Final Settlement Statement

     Schedule R     -    Listing of Employees of Offices

     Schedule S     -    Put Provisions for Office Loans

                OFFICE PURCHASE AND ASSUMPTION AGREEMENT


This Office Purchase and Assumption Agreement ("Agreement") dated June 4, 1998, between IberiaBank ("BUYER") and Central Bank ("SELLER").

WHEREAS, BUYER desires to purchase and assume from SELLER, and SELLER desires to sell and assign to BUYER, certain assets and liabilities associated with offices of SELLER as hereinafter described;

NOW, THEREFORE, BUYER and SELLER hereby agree as follows:


1.   PURCHASE AND ASSUMPTION.


     1.01 PURCHASE AND SALE OF ASSETS.  At the Closing, as defined in Section
          6.01 (the "Closing"), BUYER shall purchase and acquire, and SELLER shall sell and assign, the real estate and other assets described in Section 1.02 (collectively, the "Assets") all of which are used in and/or relate to business conducted by SELLER at its branch offices known as and located at the sites described in SCHEDULES A AND B, pursuant to the terms and conditions set forth herein and subject to exceptions, if any, set forth herein. The foregoing offices are hereinafter sometimes collectively referred to as the "Offices" and each, individually, sometimes as an "Office." The transactions contemplated by this Agreement and the purchase of assets and assumption of liabilities provided for herein is sometimes referred to herein as the "Acquisition." Except as otherwise expressly provided herein, the sale of the Assets is without warranty or guarantee, express or implied, on an "as-is, where-is" basis, and without recourse. Except as otherwise expressly provided herein, the Assets are sold without any representation or warranty whatsoever by SELLER.

     1.02 TRANSFER OF ASSETS. Subject to the terms and conditions of this Agreement, SELLER shall assign, transfer, convey and deliver to BUYER, on and as of the Closing on the Closing Date, as defined in
          Section 6.01 hereof, the Assets, which shall include the following:

          (a) OWNED REAL ESTATE. All of SELLER's right, title and interest in and to the real estate described in SCHEDULE A on which an Office is situated, together with all of SELLER's rights in and to all improvements thereon; and all easements rights, privileges and appurtenances associated therewith (the "Owned Real Estate"). Schedule A shall specifically identify the Owned Real Estate by street address, legal description and/or tax parcel number; and shall not be deemed to include any adjacent properties unless clearly set forth in Schedule A at the time of execution of this Agreement;

          (b) LEASED REAL ESTATE. All of SELLER's right, title and interest in and to the leasehold estate in the real estate described in attached SCHEDULE B and created by certain lease agreement(s) (individually and collectively the "Third Party Lease") relating to the referenced Offices (the "Leased Real Estate"), specifically identified by street address, legal description and/or tax parcel numbers in SCHEDULE B;

          (c) FURNITURE AND EQUIPMENT. All of SELLER's right, title and interest in and to the furniture, fixtures and equipment located at the Offices as of the Closing Date (the "Fixed Assets"), a preliminary listing of which is contained in SCHEDULE C, specifically excluding, among other items, signs and stands, printed supplies and documents and other materials bearing any SELLER or affiliate name and/or logo, proprietary software, and any artwork. A final listing of specific items included in the Fixed Assets will be provided to BUYER prior to the Closing.

          (d) SAFE DEPOSIT BUSINESS. All of SELLER's right, title and interest in and to the safe deposit business (subject to the allocation of safe deposit rental payments as provided in
               Section 1.03(c)(ii) hereof) conducted at the Offices as of the close of business on the Closing Date;

          (e) CASH ON HAND. All cash on hand at the Offices as of the close of business on the Closing Date including vault cash, petty cash, ATM cash and tellers' cash;

          (f) PREPAID EXPENSES. All prepaid expenses recorded or otherwise reflected on the books of SELLER as being attributable to the Offices as of the close of business on the day immediately preceding the Closing Date, but only to the extent attributable to the Assets sold, assigned or transferred to BUYER by SELLER pursuant to this Agreement and only to the extent arising by reason of BUYER's use or ownership of such Assets after the close of business on the Closing Date;

          (g) OFFICE LOANS. All of SELLER's right, title and interest in and to all those loans which, as of the close of business on the Closing Date, are (i) secured in whole or in part by Deposit Accounts (as hereinafter defined) attributable or assigned to an Office (the "Deposit Account Loans"), (ii) commercial or other loans attributable to an Office (if any, the "Other Loans") or (iii) automatically created as the result of an overdraft of a Deposit Account pursuant to a pre-approved overdraft protection program offered by SELLER (except for those overdraft protection loans which are charged to credit card accounts not transferred to the BUYER hereunder, the "Overdraft Loans"), BUYER shall not assume any Office Loans which are more than sixty (60) days past due for payment of principal or interest. The Deposit Account Loans, Other Loans, and Overdraft Loans sold and assigned to BUYER hereunder will be identified as of the Closing Date and listed in SCHEDULE H (hereinafter referred to individually and collectively as the "Office Loans"). Transfer of the Office Loans will be subject to the terms and conditions set forth in SCHEDULE S. Except as otherwise expressly provided herein, the transfer of the Office Loans will be made without recourse, without any representation, warranty, or guarantee of any kind, express or implied, and without any allowance or reserve for loan losses;

          (h) RECORDS OF THE OFFICES. All records and documents related to the Assets transferred or liabilities assumed by BUYER as may exist and are available and maintained at the Offices (in whatever form or medium then maintained by SELLER) including, but not limited to, those relating to (i) the Deposit Accounts and (ii) the promissory notes and documents and instruments evidencing the Liens ( as defined in Schedule S) relating to the Office Loans; and

          (i) CONTRACTS OR AGREEMENTS. All of SELLER's right, title and interest in and to the maintenance and service agreements related to the Offices, as listed on SCHEDULE D (the "Assumed Contracts"), provided the same are assignable without cost to SELLER.

     1.03 ACCEPTANCE AND ASSUMPTION. Subject to the terms and conditions of this Agreement, on and as of the Closing on the Closing Date, BUYER shall:


          (a) ASSETS. Receive and accept all of the Assets assigned, transferred, conveyed and delivered to BUYER by SELLER pursuant to this Agreement, including those identified in
               Section 1.02 above.

          (b) DEPOSIT LIABILITIES. Assume and thereafter discharge, pay in full and perform all of SELLER's obligations and duties relating to the "Deposit Liabilities" (as hereinafter defined). The term "Deposit Liabilities" is defined herein as all of SELLER's obligations, duties and liabilities of every type and character relating to all deposit accounts which, as reflected on the books of SELLER as of the close of business on the Closing Date, are attributable to the Offices, other than (i) KEOGH accounts and (ii) deposit accounts securing any loan of SELLER which is not an Office Loan, for which BUYER assumes no liability. The deposit accounts referred to in the immediately preceding sentence (herein the "Deposit Accounts") include, without limitation, statement savings, checking, Money Market, and NOW accounts, Individual Retirement Accounts ("IRA's") and certificates of deposit for which SELLER has not received, on or before the Closing Date, the written advice from the account holder of such account holder's objection or failure to accept BUYER as successor custodian. The "obligations, duties and liabilities" referred to in the immediately preceding sentence include, without limitation, the obligation to pay and otherwise process all Deposit
               Accounts in accordance with applicable law and their respective contractual terms and the duty to supply all applicable reporting forms for periods following the Closing Date, and to be filed or reported after the Closing Date including, without limitation, IRS Form 1099 reports relating to the Deposit Accounts relating to interest accrued after the Closing Date. With regard to each IRA included within the Deposit Accounts, BUYER shall also assume the appropriate plan pertaining thereto and the trustee or custodial arrangement in connection therewith.

          (c) LIABILITIES UNDER LEASES/SAFE DEPOSIT BUSINESS. Assume and thereafter fully and timely perform and discharge, in accordance with their respective terms, all of the liabilities and obligations of SELLER arising after the Closing Date with respect to:

               (i) all leases listed on SCHEDULES B AND E (including safe deposit leases if any) and sold, assigned or transferred to BUYER by SELLER pursuant to this Agreement;

               (ii) the safe deposit business of the Offices including, but not limited to, the maintenance of all necessary facilities for the use of safe deposit boxes by the renters thereof during the periods for which such persons have paid rent therefor in advance to SELLER, subject to the agreed allocation of such rents, which allocation shall be satisfied in full by SELLER paying to BUYER, in the manner specified in Section 6.04 hereof, the amount of rental payment received by SELLER for each such safe deposit box attributable to and prorated to reflect the period from and after the Closing Date, subject to the provisions of the applicable leases or other agreements relating to the safe deposit boxes; and

               (iii) all safekeeping items and agreements listed on SCHEDULE
                     E and delivered to BUYER by SELLER pursuant to this Agreement, including, but not limited to, all applicable safekeeping agreements, memoranda, or receipts so delivered to BUYER by SELLER hereunder.

          (d) OTHER LIABILITIES. Fully and timely perform and discharge, as the same may be or become due, the Assumed Contracts, the Third Party Lease for the Leased Real Estate and all additional liabilities, obligations and deferred expenses of SELLER as of the date of this Agreement, which are reflected on the books of SELLER as being attributable to an Office as of the close of business on the Closing Date but only to the extent attributable to the Assets sold, assigned or transferred to BUYER by SELLER pursuant to this Agreement and only to the extent arising by reason of BUYER's use or ownership of such Assets after the close of business on the Closing

               Date. No additional material liabilities and obligations of SELLER incurred subsequent to the date of this Agreement shall be assumed by BUYER unless the prior written consent of BUYER has been obtained prior to the incursion of the material liability or obligation by SELLER.

          (e) OTHER OBLIGATIONS. Fully and timely perform its obligations relative to employees of the Offices, if any, as set forth hereinafter.


     1.04 PAYMENT OF FUNDS. Subject to the terms and conditions hereof, at the Closing:

          (a) CONSIDERATION. In consideration of BUYER's assumption of the Deposit Liabilities and its other agreements herein, SELLER shall make available and transfer to BUYER, in the manner specified in Section 6.04 hereof, funds equal to the aggregate balance of all Deposit Accounts (including interest posted or accrued to such accounts as of the close of business on the day immediately preceding the Closing Date) plus the deferred expenses identified in Section 1.03(d) hereof prorated as of the close of business on the day preceding the Closing Date, less an amount equal to the sum of:

               (i) the amount of cash on hand at the Offices transferred to BUYER as of the close of business on the Closing Date; and

               (ii) the net aggregate book value of the Offices, valued as of the last day of the month ending immediately prior to the month in which the Closing Date occurs.

               (iii) the net aggregate book value of the furniture, fixtures and equipment being transferred to BUYER, valued as of the last day of the month ending immediately prior to the month in which the Closing Date occurs; and

               (iv) Six and 45/100 percent (6.45%) of the aggregate "Core Deposits" (as hereinafter defined) of the Offices as of the close of business on the Closing Date. The term "Core Deposits" shall mean the aggregate balance of all Deposit Liabilities of the Offices (which aggregate balance shall include interest posted to such accounts as of the close of business on the Closing Date). The amount calculated as set forth herein as of the close of business on the Closing Date is hereinafter called the "Acquisition Consideration;" and

               (v) the amount of prepaid expenses described in Section 1.02(f) of this Agreement, prorated as of the close of business on the day immediately preceding the Closing Date; and


               (vi) the book value of the Office Loans together with accrued and unpaid interest thereon computed as of the close of business on the Closing Date.

               If the sum of items (i) through (vi) above exceeds the aggregate amount to be transferred by SELLER pursuant to the first paragraph of this Section 1.04(a), the full amount of such excess shall constitute an amount due from BUYER to SELLER, and shall be paid to SELLER at the Closing in the manner specified in Section 6.04 hereof. The parties shall execute a Preliminary Settlement Statement at the Closing and a Final Settlement Statement post-closing in accordance with section 6.04 herein, in substantially the same form as set forth in SCHEDULES P AND Q.

          (b) REIMBURSEMENT AND PRORATION OF CERTAIN EXPENSES. All other expenses (i) due and payable at times after the Closing Date for periods prior to the close of business on the Closing Date or (ii) paid prior to the close of business on the Closing Date for periods following the Closing Date, including the prepaid expenses described in Section 1.02(f) hereof and deferred expenses described in Section 1.03(d) hereof, including without limitation, real estate taxes and assessments which are a lien but not yet due and payable, utility payments, payments due on leases assigned, payments due on assigned service and maintenance contracts and similar expenses relating to the Offices shall be prorated between SELLER and BUYER as of the close of business on the day immediately preceding the Closing Date, PROVIDED, HOWEVER, that all real estate taxes and assessments, and to the extent payable by SELLER and/or Buyer, shall be prorated at the Closing on the basis of the most recently certified real estate taxes and assessments, and all utility payments and lease payments shall be prorated on the basis of the best information available at Closing. Any security deposits relating to the Leased Real Estate shall be credited to the SELLER at Closing. With respect to premiums paid to the FDIC for deposit insurance for the Deposit Liabilities, it shall be assumed that all the Deposit Liabilities are insured under the Bank Insurance Fund; the proration of FDIC deposit insurance premiums will be based on the amount of the Deposit Liabilities as of the close of business on the Closing Date and the number of days during any period for which SELLER has prepaid premiums to the FDIC but during which BUYER has held or will hold the Deposit Liabilities. For prorations, if any, which cannot be reasonably calculated as of the Closing, a post-closing adjustment shall be made in the manner specified in Section 6.04 hereof.

          (c) EXPENSES RELATING TO REAL PROPERTY AND OTHER ASSETS. The costs, fees and expenses relating to the premiums, including any endorsements for extended coverage, for all title insurance policies (including the costs of all title commitments, guaranties and examinations), recording costs and other similar costs, fees and expenses, if any, relating to the sale and transfer of the Owned Real Estate or the transfer of SELLER's interest in the Leased Real Estate including, but not limited to, any conveyance fees, taxes, recording costs and other similar fees and expenses relating to the sale and transfer of any other Assets, shall be allocated to, and shall be borne, solely and exclusively, by BUYER. To the extent BUYER requests SELLER or its attorneys to seek certain title endorsements or removal of exceptions noted on title commitments, BUYER shall reimburse SELLER at Closing for its attorney fees related thereto. In no event shall SELLER be required to undertake any negotiations with title insurance companies for any matters that relate to the scope of title insurance coverage or the Permitted Exceptions. BUYER shall reimburse SELLER at the Closing for all of the costs, fees and expenses allocated to BUYER pursuant to this Section 1.04(c) but paid by SELLER in the manner specified in Section 6.04 herein. If this transaction does not close by virtue of a breach of this Agreement, the breaching party shall be responsible for and shall, as appropriate, reimburse the other party for its expenses as set forth herein.

          (d)  (1)   SELLER and BUYER agree to allocate the amounts paid
                     pursuant to Section 1.04 hereof (the "Purchase Price") in accordance with Section 1060 of the Internal Revenue
                     Code of 1986, as amended (the "Code"). Within 30 days after the Closing Date, BUYER shall provide to SELLER
                     BUYER's proposed allocation of the Purchase Price as finally determined and paid by BUYER hereunder. Within
                     60 days after the receipt of such allocation, SELLER shall propose to BUYER any changes to such allocation or otherwise shall be deemed to have agreed with such allocation.

               (2) SELLER and BUYER shall reduce such allocation to writing, including jointly and properly executing completed Internal Revenue Service Form 8594, and any other forms or statements required by the Code, Treasury Regulations or the Internal Revenue Service, together with any and all attachments required to be filed therewith. SELLER and BUYER shall file timely any such forms and statements with the Internal Revenue Service.

               (3) To the extent consistent with applicable law, SELLER and BUYER shall not file any tax return or other documents or otherwise take any position with respect to taxes which is consistent with such allocation of the final purchase price, provided, however, that neither SELLER nor BUYER shall be obligated to litigate any challenge to such allocation of the final Purchase Price by a governmental authority.

               (4) SELLER and BUYER shall promptly inform one another of any challenge by any governmental authority to any allocation made pursuant to this subsection and agree to consult with and keep one another informed with respect to the state of, and any discussion, proposal or submission with respect to, such challenge.

2.   CONDUCT OF THE PARTIES PRIOR TO CLOSING.

     2.01 COVENANTS OF SELLER. SELLER hereby covenants to BUYER that, from the date hereof until the Closing, it will do or cause the following to occur:


          (a) OPERATION OF THE OFFICES. SELLER shall continue to operate the Offices in a manner substantially equivalent to that manner and system of operation employed immediately prior to the date of this Agreement; provided, however, that it is contemplated by the parties that, prior to Closing, SELLER will terminate certain programs which are currently in effect which allow depositors to access Deposit Accounts through electronic means.

               Notwithstanding the foregoing and except as may be required to obtain the required authorizations referred to in Section 2.03 of this Agreement, between the date of this Agreement and the Closing Date, and except as may be otherwise required by a regulatory authority, SELLER shall not, without the prior consent of BUYER, which consent shall not be unreasonably withheld:

               (i) cause any Office to engage or participate in any material transaction or incur or sustain any obligation which, in the aggregate, is material to its business, condition or operations except in the ordinary course of business;

               (ii) cause any Office to transfer to SELLER's other operations any material amount of Assets, except for (a) supplies, if any, which have unique function in the business of SELLER and its affiliates and ordinarily would not be useful to BUYER, (b) cash and other normal intrabank transfers which may be transferred in the ordinary course of business in accordance with normal banking practices and (c) signs, or those parts thereof, bearing the SELLER or affiliate name and/or logo or that of a SELLER contractor;

               (iii) cause any Office to transfer to SELLER's other
                     operations any deposits other than deposits securing loans made by SELLER which are not Office Loans and deposits owned in whole or in part by employees of SELLER or its affiliates who are not Transferred Employees as defined in Section 4.01 of this Agreement, except in the ordinary course of business at the unsolicited request of depositors or cause any of SELLER's other operations to transfer to any Office any deposits, except in the ordinary course of business at the unsolicited request of depositors; provided, however, that SELLER shall be permitted to make such transfers of any deposits to or from any Office as are in the normal course of business and do not violate the foregoing restrictions;

               (iv) invest in any Fixed Assets on behalf of any Office, except for commitments made on or before the date of this Agreement which (a) are disclosed to BUYER on SCHEDULE C and (b) for replacements of furniture, furnishings and equipment and normal maintenance and refurbishing purchased or made in the ordinary course of Office business;

               (v) enter into or amend any continuing contract (other than Deposit Liabilities, Office Loans, and Safe Deposit agreements) relating to any Office, which cannot be terminated without cause and without payment of any amounts as a penalty, bonus, premium or other compensation for termination, or which is not made in the ordinary course of Office business;

               (vi) hire (other than to replace a departing employee and/or to bring the number of employees at the Offices to normal staffing levels), transfer, reassign or terminate (except for cause) any employee of any Office, increase the compensation of any employee of any Office, or promote any of the employees of any Office except pursuant to and consistent with customary SELLER procedures and policies; or

               (vii) make any material change to its customary policies for setting rates on deposits offered at any Office.

          (b) TITLE COMMITMENTS FOR REAL ESTATE. Upon the request of BUYER, SELLER shall deliver to BUYER within fifteen business days copies of all title insurance policies, surveys, plats and like materials with respect to the Owned Real Estate and Leased Real Estate which are in its possession. If requested by Buyer within five (5) business days of the date of this Agreement, SELLER shall deliver to BUYER, at BUYER's expense, with respect to the Owned Real Estate and Leased Real Estate, no later than thirty (30) days after the date of this Agreement, a commitment or commitments (the "Title Commitments") having an effective date as near as feasible to the date of delivery of such Title Commitments from a title insurance company designated by SELLER and reasonably satisfactory to BUYER, to issue to BUYER as soon as practicable after the Closing Date, as applicable, American Land Title Association (ALTA) owners (Form B, 1970, Rev 1984) and/or leasehold title insurance (1975 Form) policies having an effective date as of the Closing Date in an amount equal to
               (a) the most recently available certified tax assessed value for the Owned Real Estate and (b) for the leasehold interest, valued based on the remaining rental payments due under the balance of the remaining term of the lease for the Leased Real Estate, all subject to the exceptions specified in the Title Commitments (the "Permitted Exceptions"). If title to all or part of the Owned Real Estate or Leased Real Estate is unmarketable or is subject to any defect, lien, encumbrance, easement, condition, restriction or encroachment other than the Permitted Exceptions as defined in Section 10.08(c) herein, then BUYER shall provide written notice thereof to SELLER within fifteen (15) days of receipt of the Title Commitments. SELLER shall have thirty days after written notice thereof from BUYER, to elect to remedy or remove any such defect, lien, encumbrance, easement, condition, restriction or encroachment but, if SELLER does not, BUYER may elect to attempt to cure or remove such defect or encumbrance or other matter, for a period of thirty days thereafter. If such defect or encumbrance or other matter is not cured, then, in addition to any other rights which BUYER may have hereunder, BUYER shall have the right with respect to the relevant
               Office (but not as to any other Office) (i) to declare this Agreement terminated by written notice to SELLER, (ii) negotiate, at BUYER cost, with the title company for certain endorsements to the standard insurance coverage to address any such defects or encumbrances, or (iii) to waive any objection to such defect or encumbrance or other matter in which event such defect, encumbrance, or other matter shall be deemed to be a Permitted Exception. The Owned Real Estate will be sold by SELLER to BUYER free and clear of all liens, claims, encumbrances and rights of tenants in possession created by SELLER except for the Permitted Exceptions, pursuant to an act of sale without any warranties other than a limited warranty of title as to the acts of SELLER only (a "Limited Warranty Deed") and subject to the Permitted Exceptions. SELLER also shall execute and deliver to BUYER at the time of Closing such affidavits and other instruments, if any, as the title insurance company issuing the Title Commitments may reasonably require to delete the standard exceptions appearing as "Schedule B" items in a standard ALTA owners or leasehold owners title insurance policy, other than those which may only be deleted by a survey. SELLER also shall execute and deliver a FIRPTA affidavit at Closing.
               BUYER, at its option and expense, may obtain duly certified surveys for the Owned Real Estate with a metes and bounds legal description, depicting all easements, rights-of-way, set-back lines, and any encumbrances appearing on the Title Commitment, and SELLER hereby grants to BUYER and its surveyors, agents and contractors right of access to the Owned Real Estate for the purpose of performing the surveys. The cost of such surveys shall be borne by BUYER. The legal descriptions contained in the Surveys shall be used in the Limited Warranty Deeds to convey the Owned Real Estate and for title insurance for the Owned Real Estate. BUYER shall obtain surveys within 15 days after the effective date of the Agreement and copies of the same shall be furnished to SELLER and the title companies.

          (c) REQUIRED AUTHORIZATIONS. SELLER shall obtain and procure all necessary internal corporate approvals and authorizations, if any, required by SELLER to enable it to fully perform all obligations imposed on it hereunder which must be performed by it at or prior to the Closing.

          (d) CREATION OF LIENS AND ENCUMBRANCES. With respect to the Owned Real Estate, SELLER shall not create or allow any liens, imperfections in title, charges, easements, restrictions or encumbrances other than the Permitted Exceptions.

          (e) CONDEMNATION. If prior to Closing all or any portion of the Owned Real Estate or Leased Real Estate is taken or is made subject to eminent domain or other governmental acquisition proceedings, then SELLER shall promptly notify BUYER thereof, and BUYER may either complete the Closing and receive the proceeds paid or payable on account of such acquisition proceedings, or terminate this Agreement as to such Office and related assets and liabilities. If BUYER terminates this Agreement with respect to such Office, both parties shall thereupon be relieved from all further obligations hereunder as to such Office and related assets and liabilities.

          (f) INSURANCE PROCEEDS, CASUALTY AND CONDEMNATION PAYMENTS. SELLER shall maintain adequate insurance on all the Assets consisting of Owned Real Estate, Leased Real Estate and Fixed Assets. In the event of any damage, destruction or condemnation affecting such Assets between the date hereof and the time of the Closing, SELLER shall deliver to BUYER any insurance proceeds and other payments, to the extent of the applicable amount set forth in
               Section 1.04(a)(ii) or (iii) hereof with respect to

               Owned Real Estate and the replacement cost with respect to the Fixed Assets, as the case may be, received (or with respect to insurance proceeds, which would be received assuming SELLER's insurance policy had no deductible) by SELLER as a result thereof unless, in the case of damage or destruction, SELLER has repaired or replaced the damaged or destroyed property.

          (g) IRA ACCOUNTS. Not later than thirty days prior to the expected Closing Date, SELLER shall, at SELLER's expense, mail notice of SELLER's resignation as Custodian and the appointment of BUYER as the Successor Custodian, effective upon Closing, of each IRA maintained at the Offices. The notice shall include such other information that is mutually agreed upon by SELLER and BUYER.

          (h) ASSIGNMENT OF LEASES. SELLER shall use its reasonable good faith efforts to obtain any written consent of any such landlord as shall be necessary for the effective assignment of the Third Party Lease and assumption thereof by BUYER as of the Closing Date. The assignment and assumption by BUYER of the Third Party Lease shall be substantially the form of SCHEDULE F. If such necessary consent to assignments is not obtained or other arrangements satisfactory to SELLER made by the Closing Date, SELLER may, at its sole option, terminate its duties and obligations under this Agreement as to such Office and related assets and liabilities.

          (i) UPDATED SCHEDULES. SELLER shall furnish BUYER on or before July 15, 1998, with updated Schedules reflecting the June 30, 1998, status of the Fixed Assets, Office Loans (by Office, Loan Account and category) and Deposit Accounts (by Office, by account and by category reflecting the amount of deposits, the interest rate and maturity dates associated with such deposits, and indicating the deposits that constitute Core Deposits).

     2.02 COVENANTS OF BUYER. BUYER hereby covenants to SELLER that, from the date hereof until the Closing, it will do or cause the following to occur:

          (a) REGULATORY APPLICATIONS. BUYER shall prepare and submit for filing, at no expense to SELLER, any and all applications, filings, and registrations with, and notifications to, all federal and state authorities required on the part of BUYER or any shareholder or affiliate of BUYER for the Acquisition to be consummated at the Closing as contemplated in Section 6.01 herein and for BUYER to operate the Offices following the Closing.
               BUYER shall provide SELLER with a draft copy of each application, filing, registration, and notification for SELLER's approval prior to filing, which approval by SELLER will not be unreasonably withheld or delayed. Such applications will be submitted to SELLER in draft form within thirty (30) days from the date of this Agreement and filed by BUYER without delay following SELLER's approval of such applications; provided, however, that in no event will such applications be filed later than sixty (60) days from the date of this Agreement.
               Thereafter, BUYER shall pursue all such applications, filings, registrations, and notifications diligently and in good faith, and shall file such supplements, amendments, and additional information in connection therewith as may be reasonably necessary for the Acquisition to be consummated at such Closing and for BUYER to operate the Offices following the Closing.
               BUYER shall deliver to SELLER evidence of the filing of each and all of such applications, filings, registrations and notifications (except for any confidential portions thereof), and any supplement, amendment or item of additional information in connection therewith (except for any confidential portions thereof). BUYER shall also deliver to SELLER a copy of each material notice, order, opinion and other item of correspondence received by BUYER from such federal and state authorities (except for any confidential portions thereof) and shall advise SELLER, at SELLER's request, of developments and progress with respect to such matters.

          (b) REQUIRED AUTHORIZATIONS. BUYER shall obtain and procure all necessary corporate and other approvals and authorizations, if any, required on its part to enable it to fully perform all obligations imposed on it hereunder which must be performed by it at or prior to the Closing.

          (c) SATISFACTION OF CONDITIONS. BUYER shall not voluntarily undertake any course of action inconsistent with the satisfaction of the requirements or the conditions applicable to it, or its agreements, undertakings, obligations, or covenants set forth in this Agreement, and it shall promptly do all such reasonable acts and take all such reasonable measures as may be appropriate to enable it to perform as early as possible the agreements, undertakings, obligations, and covenants herein provided to be performed by it, and to enable the conditions precedent to SELLER's obligations to consummate the Closing of the Acquisition to be fully satisfied. Additionally, BUYER shall not knowingly, directly or through any existing or future subsidiary or affiliate, take any action that would be in conflict with, or result in the denial, delay, termination, or withdrawal of, any of the regulatory approvals referred to in this Agreement.

          (d) COOPERATION REGARDING LEASED REAL ESTATE. BUYER shall, at SELLER's request in connection with SELLER's obtaining the consents specified in Section 2.01(h), advise, in writing, the lessor of Leased Real Estate, of BUYER's intent to assume and comply with the terms of the Third Party Lease (as to matters arising from and after the Closing Date).

          (e) PERFORMANCE. BUYER shall, at BUYER's expense, take such actions as may be necessary in order for BUYER to perform timely hereunder, including all necessary data processing and operational actions as may be appropriate.

     2.03 COVENANTS OF ALL PARTIES. SELLER hereby covenants to BUYER, and BUYER hereby covenants to SELLER that, from the date hereof until the Closing, such party shall cooperate fully with the other party in attempting to obtain all consents, approvals, permits, or authorizations which are required to be obtained pursuant to any federal or state law, or any federal or state regulation thereunder, for or in connection with the transactions described and contemplated in this Agreement.

3.   REPRESENTATIONS AND WARRANTIES.

     3.01 REPRESENTATIONS AND WARRANTIES OF SELLER. SELLER represents and warrants to BUYER as follows:

          (a) GOOD STANDING AND POWER OF SELLER. SELLER is a Louisiana banking corporation duly organized, validly existing, and in good standing under the laws of the State of Louisiana with corporate power to own its properties and to carry on its business as presently conducted. SELLER is an insured bank as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

          (b) AUTHORIZATION OF AGREEMENT. The execution and delivery of this Agreement, and the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of SELLER, and this Agreement is a valid and binding obligation of SELLER, enforceable against SELLER in accordance with its terms, except as enforcement may be limited by federal and state regulators of SELLER or by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors' rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

          (c) EFFECTIVE AGREEMENT. Subject to the receipt of any and all necessary regulatory approvals and required consents, the execution, delivery, and performance of this Agreement by SELLER and the consummation of the transactions contemplated hereby, will not conflict with, result in the breach of, constitute a violation or default, result in the acceleration of payment or other obligations, or create a lien, charge or encumbrance, under any of the provisions of the Articles of Association (or Incorporation) or By-Laws of SELLER, under any judgment, decree or order, under any law, rule, or regulation of any government or agency thereof, or under any material contract, material agreement or material instrument to which SELLER is subject, where such conflict, breach, violation, default, acceleration or lien would have a material adverse effect on the Assets or SELLER's ability to perform its obligations hereunder.


          (d) TITLE TO REAL ESTATE AND OTHER ASSETS. Except for the Owned Real Estate and Leased Real Estate, SELLER or an affiliate is the sole owner of each of the Assets free and clear of any mortgage, lien, encumbrance or restrictions of any kind or nature. As to the Owned Real Estate, SELLER is sole owner of such Owned Real Estate, free and clear of all liens, claims, encumbrances and rights of tenants in possession except for the Permitted Exceptions. SELLER has a valid leasehold interest in the Leased Real Estate pursuant, and subject to, the Third Party Lease and has the use of the Leased Real Estate pursuant to the Third Party Lease. Upon execution and delivery in accordance with the terms of this Agreement, the assignment of the Thirty Party Lease will be duly authorized and approved by SELLER and will be a valid and binding assignment to BUYER of all of SELLER's rights and interests in the Third Party Lease.


          (e) ZONING VARIATIONS. As of the date of this Agreement, SELLER has no knowledge of the receipt of, or contemplation of any intent to provide, SELLER with any written notice from any governmental authority of any material uncorrected violations of zoning, fire, building or similar laws or codes relating to the Owned Real Estate or Leased Real Estate.


          (f) CONDEMNATION PROCEEDINGS. SELLER has received no written notice of any pending or threatened, nor is it aware of any contemplated, condemnation proceeding affecting or relating to the Offices.


          (g) TAXES. All federal, state and local payroll, withholding, property, sales, use and transfer taxes, if any, which are due and payable by SELLER relating to the Offices prior to the date of Closing shall be paid in full as of the Closing Date or SELLER shall have made appropriate provision for such payment in accordance with ordinary business practices. Any claims for refunds of taxes which have been paid by SELLER shall remain the property of SELLER.


          (h) OPERATIONS LAWFUL. To the knowledge of SELLER, the conduct of banking business at the Offices is in compliance in all material respects with all federal, state, parish and municipal laws, ordinances and regulations applicable to conduct of such business.


          (i) THIRD-PARTY CLAIMS. There are no claims, actions, suits or proceedings, pending or, to SELLER's knowledge, threatened against or affecting SELLER which, if determined adversely to SELLER, could have a material adverse effect on the aggregate value of the Assets, Deposit Liabilities or on consummation of the transactions contemplated hereby. To SELLER's knowledge, the Offices are not subject to any claim, demand, suit, proceeding or litigation of any kind, pending or outstanding, which would materially affect or limit BUYER's use and enjoyment of the Offices.

          (j) INSURANCE. SELLER maintains such insurance on the Offices and the Fixed Assets to be purchased by or assigned to BUYER as is customary in the business of banking.


          (k) LABOR RELATIONS. No employee located at any of the Offices is represented, for purposes of collective bargaining, by a labor organization of any type. SELLER has no knowledge of any efforts during the past three years to unionize or organize any employees at any Office. No claim which, individually or in the aggregate, is material related to employees at the Offices under the Fair Labor Standards Act, National Labor Relations Act, Civil Rights of 1964, Walsh-Healy Act, Davis Bacon Act, Civil Rights of Act of 1966, Age Discrimination in Employment Act, Equal Pay Act of 1963, Executive Order No. 11246, Federal Unemployment Tax Act, Vietnam Era Veterans Readjustment Act, Occupational Safety and Health Act, Americans with Disabilities Act or any state or local employment related law, order, ordinance or regulation, no unfair labor practice, discrimination or wage-and-hour claim is pending or, to the best of SELLER's knowledge, threatened against or with respect to SELLER.


          (l) GOVERNMENTAL NOTICES. SELLER has not received notice from any federal or state governmental agency indicating that it would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated by this Agreement.


          (m) ENVIRONMENTAL. To the knowledge of SELLER, there are no actions, proceedings or investigations pending before any environmental regulatory body, federal or state court with respect to or threatened against or affecting SELLER in respect of any Office under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or under the any federal, state, local or municipal environmental statute, ordinance or regulation in respect thereof and in connection with any release of any toxic or "hazardous substance," pollutant or contaminant into the "environment," nor, to the best knowledge of the executive officers of SELLER, is there any reasonable basis for the institution of any such actions or proceedings or investigations which is probable of assertion, nor are there any such actions or proceedings or investigations in which SELLER is a plaintiff or complainant. To the knowledge of SELLER, SELLER is not responsible in any material respect under any applicable environmental law for any release by SELLER or for any release by an other person at or in the vicinity of any Office of a hazardous or toxic substance, contaminant or pollutant caused by the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of hazardous wastes or other chemical substances, pollutants or contaminants into the environment, nor is SELLER responsible for any material costs (as a result of the acts or omissions of SELLER, or, to the actual knowledge of the executive officers of SELLER, as a result of the acts or omissions of any other "person") of any remedial action including, without limitation, costs arising out of security fencing, alternative water supplies, temporary evacuation and housing and other emergency assistance undertaken by any environmental regulatory body having jurisdiction over SELLER to prevent or minimize any actual or threatened release by

               SELLER on premises any hazardous wastes or other chemical substances, pollutants and contaminants into the environment which would endanger the public health or the environment.
               All terms contained in quotation marks in this paragraph shall have the meaning ascribed to such terms as defined in all federal, state and local statutes, regulations or ordinances.

          (n) ACCESS TO REAL ESTATE. To the knowledge of SELLER, no fact or condition exists which would result in the termination or impairment of access to the Owned Real Estate or Leased Real Estate from adjoining public or private streets or ways or which could result in discontinuation of necessary sewer, water, electric, gas, telephone, or other utilities or services and sewage, sanitation, plumbing, refuse disposal, and similar facilities servicing the Owned Real Estate and Leased Real Estate are in full compliance with applicable governmental regulations.


          (o) MECHANIC'S LIENS. SELLER has paid or will pay in full all bills and invoices for labor and material of any kind arising from the ownership, operation, management, repair, maintenance, or leasing as tenant of the Owned Real Estate and the Leased Real Estate, and no actual or potential (other than in the ordinary course of business) mechanic's lien or other claims are outstanding or available to any party in connection with the ownership, operation, management, repair, maintenance, or leasing as tenant of said properties.


          (p) DEPOSITS. Attached as SCHEDULE G is a true and accurate schedule of all Deposit Accounts (including individual retirement accounts) of the Offices, prepared as of December 31, 1997, listing by Office and by category the amount of all deposits and the interest rates and maturity dates associated with such deposits, and indicating the deposits that constitute Core Deposits.

          (q) OFFICE LOANS. Attached as SCHEDULE H is a true and accurate schedule of all Office Loans, including accrued and unpaid interest thereon, computed as of December 31, 1997. Each Office Loan was made in the ordinary course of business, has been properly executed by the parties thereto, represents the valid, and binding obligation of the obligor, enforceable by the holder thereof in accordance with its terms, is free from any material defenses, contains customary enforcement provisions such that the rights and remedies of the holder thereof are adequate for enforcement of the Office Loans, and, unless approved by SELLER and documented in its files, no material provision of an Office Loan has been waived. Each Office Loan (such term to include, for purposes of this paragraph, the principal documents relating in any way to such loans, including notes, mortgages, security instruments and guarantees) complies in all material respects with all requirements of applicable Federal, state and local laws and regulations. Each Office Loan that is secured by collateral is secured by a perfected mortgage or security interest in the collateral in favor of SELLER as mortgagee or secured party. No collateral has been released from the interest granted to SELLER, unless approved by SELLER and documented in its files. The BUYER's sole remedy for a breach of the representations and warranties contained in this Section 3.01(q) shall be to require SELLER to repurchase such Office Loans pursuant to Schedule S hereto.

          (r) PERSONAL PROPERTY. SCHEDULE C is a preliminary listing of Fixed Assets owned by SELLER and located at the Offices, which is subject to non-material change prior to the Closing Date. A final listing of Fixed Assets will be provided to BUYER by SELLER prior to the Closing Date. All Fixed Assets transferred pursuant to the terms of this Agreement will be conveyed to BUYER free and clear of any mortgages, liens, security interests or pledges.

          (s) ASSUMED CONTRACTS AND THIRD PARTY LEASE. SCHEDULE D is a true and accurate schedule of all Assumed Contracts related to the Offices. Each Assumed Contract is valid and subsisting and in full force and effect in accordance with its terms, and SELLER has performed in all material respects all obligations required to be performed thereunder, and no condition exists which constitutes, or with notice or lapse of time, or both, would constitute, a material default.

          (t) FIRPTA. SELLER is not a "foreign person" within the meaning of the Internal Revenue Code Section 1445.

          (u) For purposes of this section 3.01, the "knowledge" of SELLER shall mean the actual knowledge of the President of SELLER.

     3.02 REPRESENTATIONS AND WARRANTIES OF BUYER. BUYER represents and warrants to SELLER as follows:

          (a) GOOD STANDING AND POWER OF BUYER. BUYER is a commercial bank duly organized, validly existing, and in good standing under the laws of Louisiana with corporate power to own its properties and to carry on its business as presently conducted. BUYER is an insured bank, as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

          (b) AUTHORIZATION OF AGREEMENT. The execution and delivery of this Agreement, and the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of BUYER, and this Agreement is a valid and binding obligation of BUYER.

          (c) EFFECTIVE AGREEMENT. Subject to the receipt of any and all necessary regulatory approvals, the execution, delivery, and performance of this Agreement by BUYER, and the consummation of the transactions contemplated hereby, will not conflict with, result in the breach of, constitute a violation or default, result in the acceleration of payment or other obligations, or create a lien, charge or encumbrance, under any of the provisions of the Articles of Association or By-Laws of BUYER, under any judgment, decree or order, under any law, rule or regulation of any government or agency thereof, or under any material agreement, material contract or material instrument to which BUYER is subject, where such conflict, breach, violation, default, acceleration or lien would have a material adverse effect on BUYER's ability to perform its obligations hereunder.

          (d) ABILITY TO PERFORM. BUYER has the financial and operational ability to perform on a timely basis all of BUYER's obligations hereunder, including the obligation of BUYER to convert all systems on the Closing Date.

4.   ACTIONS RESPECTING EMPLOYEES AND PENSIONS AND EMPLOYEE BENEFIT PLANS.

     4.01 EMPLOYMENT OF EMPLOYEES

          (a) BUYER shall extend offers of employment, as of the Closing Date, to such employees of the Offices listed in SCHEDULE R as may be employed by SELLER at the Offices as of the Closing Date (including, without limitation, those employees who on the Closing Date are on family and medical leave, military leave, personal leave or short-term disability and who elect to return to work not later than one (1) year following the Closing Date; individually and collectively the "Leave Employees" herein) for positions entailing responsibilities in effect at SELLER as of the Closing Date, and for a base salary not less than that paid by SELLER as of the Closing Date. Employees accepting employment with BUYER, including but not limited to the Leave Employees, are referred to herein individually and collectively as the "Transferred Employees". In the event that BUYER shall transfer (except in a comparable position and for comparable compensation to an office not more than 25 miles from the Office at which the Transferred Employee is employed as of the Closing Date, or at the request of the Transferred Employee), terminate employment of, or reduce the base salary of, a Transferred Employee (the "Terminated Employee") between the Closing Date and the date which is one (1) year from the Closing Date, other than for cause, BUYER shall pay to the Terminated Employee a sum equal to the greater of (i) that which the Terminated Employee would have received on the date of such transfer, termination, or reduction in salary under the First Commerce Corporation Change in Control Severance Program applicable to the Terminated Employee as of the date hereof and set forth in SCHEDULE R or (ii) the severance plan of BUYER otherwise applicable to the Terminated Employee as of the date of such transfer, termination, or reduction in base salary. Such payment shall be due and owing the Terminated Employee on the date of such transfer, termination, or reduction in salary. Nothing contained in this Agreement shall restrict or prohibit Buyer and any Transferred Employee from entering into an agreement satisfactory to both Buyer and the Transferred Employee providing for resolution of matters set forth in this section.

          (b) SELLER will cooperate with BUYER, to the extent reasonably requested and legally permissible, to provide BUYER with a means to meet with the subject employees.

     4.02 TERMS AND CONDITIONS OF EMPLOYMENT. Except as otherwise provided explicitly in this Agreement, the terms of employment for each Transferred Employee shall be determined solely by BUYER's policies, procedures, and programs; provided, however, that each Transferred Employee shall be provided employment subject to the following terms and conditions;

          (a) Base salary shall be at least equivalent to the rate of base salary paid by SELLER to such Transferred Employee as of the close of business on the day prior to the Closing Date.

          (b) Except as otherwise specifically provided herein, Transferred Employees shall be provided employee benefits that are no less favorable in the aggregate than those provided to similarly situated employees of BUYER. Transferred Employees shall, upon the satisfaction of applicable eligibility and service requirements, be eligible to participate in BUYER's employee stock ownership plan ("ESOP"), provided, however, that such Transferred Employees will, for purposes of participation in the BUYER's ESOP, be treated as "new hires" and will not be permitted to recognize for purposes of eligibility to participate, benefit accrual or any other purposes, past service with SELLER. Except as provided in the immediately preceding sentence or elsewhere herein, BUYER shall provide such Transferred Employees with credit for the Transferred Employee's period of service with SELLER (including any service credited from predecessors by merger or acquisition to SELLER) towards the calculation of eligibility and vesting for such purposes as vacation, severance and other benefits and participation and vesting in BUYER's qualified pension and/or Profit sharing 401(k) plans, as such plans may exist (but, except as set forth in (e) below and for vacation, not for purposes of benefit accruals, including, without limitation, funding of accrued pension or profit sharing plans for such Transferred Employees with respect to any period prior to the Closing
               Date).

          (c) Each Transferred Employee shall be eligible to participate in the medical, dental, or other welfare plans of BUYER, as such plans may exist, on and after the Closing

               Date, and, to the extent permitted by BUYER's plans, any pre-existing conditions provisions of such plans shall be waived with respect to any such Transferred Employees.

          (d) With respect to any Transferred Employee who is also a Leave Employee, upon conclusion of his or her short-term disability or temporary leave of absence, subject to the terms and conditions of the BUYER's plans and policies and applicable law, each Transferred Employee on such leave shall receive the salary and vacation benefits in effect when he or she went on leave, shall otherwise be treated as a Transferred Employee, and, to the extent practicable, shall be offered by the BUYER the same or a substantially equivalent position to his or her position with SELLER prior to having gone on leave.

          (e) Except as provided herein, SELLER shall pay, discharge, and be responsible for (i) all salary and wages arising out of employment of the Transferred Employees through the Closing Date, and (ii) any employee benefits (except vacation, sick, and personal days accrued but unused by the Transferred Employee through the Closing Date which BUYER hereby agrees to grant to such Transferred Employees following the Closing
               Date) arising under SELLER's employee benefit plans and employee programs prior to the Closing Date, including benefits with respect to claims incurred prior to the Closing Date but reported after the Closing Date and benefits inuring to Leave Employees prior to any election by such Leave Employees to return to work with BUYER. From and after the Closing Date, BUYER shall pay, discharge, and be responsible for all salary, wages, and benefits arising out of or relating to the employment of the Transferred Employees by BUYER from and after the Closing Date, including, without limitation, all claims for welfare benefits plans incurred on or after the Closing Date. Claims are incurred as of the date services are provided notwithstanding when the injury or illness may have occurred.

          (f) To the extent permitted under BUYER's applicable 401(k) plan, SELLER and BUYER shall cooperate in arranging for the transfer to BUYER's 401(k) plan, as soon as practicable after the Closing Date and in a manner that satisfies sections 414(l) and 411(d)(6) of the Internal Revenue Code, as amended, of those accounts held under SELLER's or any of its affiliate's 401(k) plan on behalf of Transferred Employees.

     4.03 COMPLIANCE WITH LAW. BUYER agrees that it shall comply with any and all applicable requirements, if any, under the Worker Adjustment and Retraining Notification Act in connection with the transaction contemplated by this Agreement. BUYER hereby agrees to indemnify and to hold SELLER and its affiliates and its and their officers, directors, agents, and employees harmless from and against any and all liability, loss, cost, and expense, however arising, as a result of the failure of BUYER to comply with its obligations as set forth in this section.

     4.04 ACTIONS TO BE TAKEN BY SELLER. SELLER covenants to BUYER that it will do or cause the following to occur:

          (a) SOLICITATION OF TRANSFERRED EMPLOYEES. Except with the written consent of BUYER, for a period of six months following the Closing Date, SELLER will not directly solicit Transferred Employees as prospective officers or employees of SELLER and will not hire any such Transferred Employee; provided, however, that SELLER shall not be prohibited or restricted from hiring a Transferred Employee if such Transferred Employee is terminated by BUYER.

          (b) EMPLOYEE BENEFIT PROGRAMS. SELLER's obligations to employees of the Offices, including Transferred Employees, will be as set forth in established policies of FIRST COMMERCE CORPORATION and/or SELLER, and SELLER shall continue its employee benefit programs in full force and effect as benefit programs for Transferred Employees through the Closing Date. After the Closing, SELLER shall retain the responsibility and liability for the funding and payment of all claims incurred under such employee benefit programs through the Closing
               Date. BUYER shall have no obligation or liability to compensate Transferred Employees for benefits of any kind earned, accrued, promised and/or provided to Transferred Employees as employees of SELLER, except as set forth in
               Section 4.02, above.

          (c) EMPLOYEES OF THE OFFICES. SELLER shall not, without BUYER's prior written consent (i) increase the aggregate full-time equivalent size of the work force at the Offices above the aggregate normal staffing levels designated by SELLER for the Offices at the date hereof, (ii) transfer or terminate any Transferred Employee prior to the Closing Date, unless such person is terminated for cause as determined at the sole discretion of SELLER or otherwise pursuant to existing SELLER policies or procedures, or (iii) increase the compensation of any Transferred Employee except pursuant to existing SELLER policies and procedures and consistent with past practices.

          The obligations of SELLER pursuant to this Section 4.04 shall survive the Closing.

5.   CONDITIONS PRECEDENT TO CLOSING.

     5.01 CONDITIONS TO SELLER'S OBLIGATIONS. The obligations of SELLER to consummate the Acquisition are subject to the satisfaction, or the waiver in writing by SELLER to the extent permitted by applicable law, of the following conditions at or prior to the Closing:

          (a) PRIOR REGULATORY APPROVAL. All filings and registrations with, and notifications to, all federal and state authorities required for consummation of the Acquisition shall have been made, all approvals and and authorizations of all federal and state authorities required for consummation of the Acquisition including, but not limited to, approval of the United States Department of Justice, shall have been received and shall be in full force and effect, and all applicable waiting periods shall have passed.

          (b) CORPORATE ACTION. The Board of Directors of BUYER shall have taken all corporate action necessary by it to effectuate this Agreement and the Acquisition and BUYER shall have furnished SELLER with a certified copy of each such resolution adopted by the Board of Directors of BUYER evidencing the same.

          (c) REPRESENTATIONS AND WARRANTIES. The representations and warranties of BUYER set forth in this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as though all such representations and warranties had been made on and as of such date, and BUYER shall have delivered to SELLER a Certificate to that effect, dated as of the Closing Date to the effect specified in
               SCHEDULE I to this Agreement.

          (d) COVENANTS. Each and all of the covenants and agreements of BUYER to be performed or complied with at or prior to Closing pursuant to this Agreement shall have been duly performed or complied with in all material respects by BUYER, or waived by SELLER, and BUYER shall have delivered to SELLER a Certificate to that effect, dated as of the Closing Date to the effect specified in
               SCHEDULE I.

          (e) NO PROCEEDING OR PROHIBITION. At the time of the Closing, there shall not be any litigation, investigation, inquiry, or proceeding pending or threatened in or by any court or agency of any government or by any third party which in the judgment of the executive officers of SELLER, with the advice of counsel, presents a bona fide claim to restrain, enjoin, or prohibit consummation of the transaction contemplated by this Agreement or which might result in rescission in connection with such transactions; and SELLER shall have been furnished with a Certificate, substantially in the form as specified in
               SCHEDULE I, dated as of the Closing Date and signed by the Chairman,

               President, or an Executive Vice President and Secretary or Assistant Secretary of BUYER, to the effect that no such litigation, investigation, inquiry, or proceeding is pending or, to the best of their knowledge, threatened.

          (f) OPINION OF COUNSEL. BUYER shall have delivered to SELLER an opinion, dated as of the Closing Date, of legal counsel reasonably satisfactory to SELLER and its counsel, in form and substance reasonably satisfactory to SELLER and its counsel, to the effect specified in SCHEDULE J.

          (g) RECEIPT OF CONSENTS OF THIRD PARTIES. SELLER shall have received, in form and substance satisfactory to SELLER, any and all consents, approvals or waivers of third parties as SELLER, in its sole discretion, may deem necessary or appropriate to enable it to consummate the transactions contemplated by this Agreement without additional cost, expense, or liability to SELLER or its affiliates.

          (h) MERGER. The merger (the "Merger") contemplated by the agreement dated as of October 20, 1997, between FIRST COMMERCE
               CORPORATION and BANC ONE CORPORATION ("Merger Agreement") shall have been consummated ("Merger Agreement").

     5.02 CONDITIONS TO BUYER'S OBLIGATIONS. The obligations of BUYER to consummate the Acquisition are subject to the satisfaction, or the waiver in writing by BUYER to the extent permitted by applicable law, of the following conditions at or prior to the Closing:

          (a) PRIOR REGULATORY APPROVAL. All filings and registrations with, and notifications to, all federal and state authorities required for consummation of the Acquisition and operation of the Offices by BUYER shall have been made, all approvals and authorizations of all federal and state authorities required for consummation of the Acquisition and operation of the Offices by BUYER shall have been received and shall be in full force and effect, and all applicable waiting periods shall have passed.

          (b) CORPORATE ACTION. The Board of Directors of SELLER shall have taken all corporate action necessary to effectuate this Agreement and the Acquisition; and SELLER shall have furnished BUYER with a certified copy of each such resolution adopted by the Board of Directors of SELLER evidencing the same.


          (c) REPRESENTATIONS AND WARRANTIES. The representations and warranties of SELLER set forth in this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as though all such representations and warranties had been made on and as of such date (unless a different date is specifically indicated in such representations and warranties), and SELLER shall have delivered to BUYER a Certificate to that effect, dated as of the Closing Date to the effect specified in SCHEDULE K.


          (d) COVENANTS. Each and all of the covenants and agreements of SELLER to be performed or complied with pursuant to this Agreement shall have been duly performed or complied with in all material respects by SELLER, or waived by BUYER, and SELLER shall have delivered to BUYER a Certificate to that effect, dated as of the Closing Date to the effect specified in SCHEDULE K.


          (e) NO PROCEEDINGS OR PROHIBITIONS. At the time of the Closing, there shall not be any litigation, investigation, inquiry, or proceeding pending or threatened in or by any court or agency of any government or by any third party which in the judgment of the executive officers of BUYER, with the advice of counsel, presents a bona fide claim to restrain, enjoin, or prohibit consummation of the transactions contemplated by this Agreement or which might result in rescission in connection with such transactions;

               and BUYER shall have been furnished with a Certificate, in substantially the form specified in SCHEDULE K, dated as of the Closing Date and signed by the Chairman, President, or Vice President, and the Secretary or Assistant Secretary of SELLER, to the effect that no such litigation, investigation, inquiry, or proceeding is pending or threatened to the best of their knowledge.

          (f) OPINION OF COUNSEL. SELLER shall have delivered to BUYER an opinion, dated as of the Closing Date, of legal counsel reasonably satisfactory to BUYER and its counsel, in form and substance reasonably satisfactory to BUYER and its counsel, to the effect specified in SCHEDULE L.


          (g) REAL PROPERTY. Any Title Commitment (as defined in Section 2.01(b) herein) reasonably requested by BUYER shall have been delivered to BUYER, and updated to or as close as practicable to (but in no event more than five (5) business days prior to) the Closing Date, in accordance with the terms of such Section, and such updated Title Commitment shall not include any special exceptions other than those set forth in the original Title Commitment and any other Permitted Exceptions.


          (h) FIXED ASSETS. There shall have been no material alteration in or material adjustment to the Fixed Assets. For purposes of this subsection (h), it will not be considered to be a material alteration or material adjustment to the Fixed Assets if
               (i) there is damage or destruction to the Fixed Assets as contemplated by Section 2.01(f) herein and SELLER complies with said Section 2.01(f), (ii) SELLER makes additions to the Fixed Assets with the prior written consent of BUYER or (iii) SELLER makes additions to the Fixed Assets without BUYER's consent in order to correct emergency situations which are threatening to impair SELLER's operations at an Office.

          (i) No Material Adverse Change. There shall not have occurred any material adverse change from December 31, 1997, through June 30, 1998, or from June 30, 1998, to the Closing Date in the financial condition, results of operations or business of the Offices taken as a whole; provided, however, that the occurrence of an event specifically permitted under this Agreement or otherwise expressly consented to in writing by BUYER are expressly deemed not to constitute such a material adverse change.


     5.03 NON-SATISFACTIONS OF CONDITIONS PRECEDENT. The non-occurrence or delay of the Closing of the Acquisition by reason of the failure of timely satisfaction of all conditions precedent to the obligations of any party hereto to consummate the Acquisition shall in no way relieve such party of any liability to the other party hereto, nor be deemed a release or waiver of any claims the other party hereto may have against such party, if and to the extent the failure of timely satisfaction of such conditions precedent is attributable to the actions or inactions of such party; provided that the non-occurrence of the Closing by reason of termination of the Merger Agreement shall under no circumstances be attributed to SELLER or BUYER.


     5.04 WAIVERS OF CONDITIONS PRECEDENT.  The conditions specified in
          Sections 5.01 and 5.02 herein shall be deemed satisfied or, to the extent not satisfied, waived if the Closing occurs unless such failure of satisfaction is reserved in a writing executed by BUYER and SELLER at or prior to the Closing.


6.   CLOSING.


     6.01 CLOSING AND CLOSING DATE. The Acquisition contemplated by this Agreement shall be consummated and closed (the "Closing") at such location as shall be mutually agreed upon by BUYER and SELLER, on a date to be mutually agreed upon by BUYER and SELLER which date is the later of the next day after which all required regulatory approvals have been obtained and all applicable regulatory waiting periods associated therewith have expired, the Merger has been consummated, and September 11, 1998; provided that in all cases the Closing Date shall occur on a Friday. The precise date on which the Closing shall occur (the "Closing Date") shall be confirmed by the parties in writing not less than five (5) days after the later of the consummation of the Merger and the receipt of all required regulatory approvals.

     6.02 SELLER'S ACTIONS AT CLOSING. At the Closing (unless another time is specifically stated in Section 6.04 hereof), SELLER shall, with respect to the Offices:


          (a) deliver to BUYER at the Offices such of the Assets purchased hereunder as shall be capable of physical delivery, including, without limitation, all assets comprising the safe deposit box business, if any, of the Offices; and


          (b) execute, acknowledge and deliver to BUYER all such Limited Warranty Deeds (qualified, as necessary, to reflect all Permitted Exceptions), endorsements, assignments, bills of sale, and other instruments of conveyance, assignment, and transfer as shall reasonably be necessary or advisable and reasonably acceptable to SELLER to consummate the sale, assignment, and transfer of the Assets sold or assigned to BUYER hereunder and such other documents as the title company may reasonably require; the originals of all blueprints, construction plans, specifications and plat relating to the Owned Real Estate, which are now in SELLER's possession or which SELLER has reasonable access to; and such other documents or instruments as may be reasonably required by BUYER, required by other provisions of this Agreement, or reasonably necessary to effectuate the Closing ;


          (c) execute, acknowledge and deliver to BUYER a duly executed and recordable assignment to BUYER of the Third Party Lease and a consent to assignment from the landlord of the Third Party Lease all in substantially as set forth in SCHEDULE F.

          (d) assign, transfer, and make available to BUYER such of the following records as exist and are available and maintained at the Offices (in whatever form or medium then maintained by SELLER) pertaining to the Deposit Liabilities and Office Loans:


               (i) originals or copies of signature cards, orders, contracts, and agreements between SELLER and depositors of the Offices and borrowers with respect to Office Loans, and records of similar character; and


               (ii)  a trial balance listing of records of account; and


               (iii) all other miscellaneous records, statements and other data and materials maintained by SELLER relative to any Deposit Liabilities being assumed by BUYER and Office Loans being acquired by BUYER; and


          (e) assign, transfer, and deliver to BUYER such safe deposit and safekeeping files and records (in whatever form or medium then maintained by SELLER) pertaining to the safe deposit business of the Offices transferred to BUYER hereunder as exist and are available, together with the contents of the safe deposit boxes maintained at the Offices, as the same exist as of the close of business on the day immediately preceding the Closing Date (subject to the terms and conditions of the leases or other agreements relating to the same) and all securities and other records, if any, held by the Offices for their customers as of the close of business on the day immediately preceding the Closing Date (subject to the terms and conditions of the agreements or receipts relating to the same); and


          (f) make available and transfer to BUYER on the Closing Date and prior to the conclusion of the Closing any funds required to be paid to BUYER pursuant to the terms of this Agreement; and

          (g) execute, acknowledge and deliver to BUYER all certificates and other documents required to be delivered to BUYER by SELLER at the Closing pursuant to the terms of this Agreement; and


          (h) assign by endorsement substantially in a form as provided in SCHEDULE M attached hereto, transfer and deliver to BUYER the contract, promissory note or other evidence of indebtedness related to the Office Loans together with the loan file and records (in whatever form or medium then maintained by SELLER) pertaining to such Office Loans; and


          (i) assign to BUYER all SELLER's rights in and to the Assumed Contracts which are assignable and which constitute part of the Assets.


     6.03 BUYER'S ACTIONS AT THE CLOSING. At the Closing (unless another time is specifically stated in Section 6.04 hereof), BUYER shall, with respect to the Offices:


          (a) execute, acknowledge, and deliver to SELLER, to evidence the assumption of the liabilities and obligations of SELLER by BUYER hereunder, an instrument of assumption in the form set forth in SCHEDULE N, and SELLER shall then accept, execute, and acknowledge such instrument. Copies of such instrument may be recorded in the public records at the option of either party hereto. The execution and acknowledgment of such instrument shall not be deemed to be a waiver of any rights or obligations of any party to this Agreement;


          (b) receive, accept and acknowledge delivery of all Assets, and all records and documentation relating thereto, sold, assigned, transferred, conveyed or delivered to BUYER by SELLER hereunder and BUYER shall be responsible for coordinating with the title companies to effectuate the recording of Limited Warranty Deeds on or after Closing and securing gap title insurance coverage in the event the Limited Warranty Deeds are recorded post-closing; and


          (c) execute and deliver to SELLER such written receipts for the Assets, properties, records, and other materials assigned, transferred, conveyed, or delivered to BUYER hereunder as SELLER may reasonably have requested at or before the Closing;


          (d) pay to SELLER on the Closing Date and prior to the conclusion of the Closing any funds required to be paid to SELLER at the Closing pursuant to the terms of this Agreement;


          (e) execute, acknowledge and deliver to SELLER all Certificates and other documents required to be delivered to SELLER by BUYER at the Closing pursuant to the terms hereof; and


          (f) execute, acknowledge and deliver to SELLER an agreement wherein BUYER assumes obligations with respect to the Third Party Lease and Assumed Contracts and the IRA's for all periods following the Closing Date with respect thereto.


     6.04 METHODS OF PAYMENT. Subject to the adjustment procedures set forth in this Section 6.04, the transfer of the funds, if any, due to BUYER or to SELLER, as the case may be, as set forth pursuant to the terms of
          Section 1.04(a) hereof, shall be made on the Closing Date in immediately available United States Federal Funds. At least two business days prior to the Closing, SELLER and BUYER shall provide written notice to one another indicating the account and bank to which such funds shall be wire transferred. In order to facilitate the Closing, the parties agree: (i) that the amount of funds transferred on the Closing Date, pursuant to Section 1.04(a) hereof, shall be computed based upon (a) the aggregate book value plus accrued interest of the Office Loans as of the close of business on a day to be agreed between the parties, not more than three (3) business days preceding the Closing

          Date, (b) cash on hand at the Offices as of the close of business on a day to be agreed between the parties, not more than three (3) business days preceding the Closing Date, and (c) the aggregate balance of all Deposit Accounts (including interest posted or accrued to such accounts and Individual Retirement Accounts which have become IRAs as a result of the written appointment of BUYER as the successor custodian and the failure of the account holders to object to such appointment) as of the close of business on a day to be agreed between the parties, not more than three (3) business days preceding the Closing Date, and the parties shall execute a Preliminary Closing Statement in substantially the form set forth in SCHEDULE P attached. Furthermore, within ten (10) business days after the Closing, the parties shall make appropriate post-closing adjustments, consistent with the provisions of Section 1.04 hereof, based upon actual Deposit Accounts as of the Closing Date, Office Loans as of the Closing Date, and cash transactions which took place on the Closing Date or which took place prior to the Closing Date but which were not reflected in the Preliminary Closing Statement, and shall execute the Final Settlement Statement in substantially the form set forth in SCHEDULE Q. In addition, prorations of prepaid and deferred income and expenses that cannot be reasonably calculated at the Closing shall be settled and paid based on actual amounts and calculations as soon as possible after the Closing.

     6.05 AVAILABILITY OF CLOSING DOCUMENTS. The documents proposed to be used and delivered at the Closing shall be made available for examination by the respective parties not later than 12:00 noon, New Orleans time, on the tenth Business Day prior to the Closing Date.


     6.06 EFFECTIVENESS OF CLOSING. Upon the satisfactory completion of the Closing, which does not include and shall not require completion of the adjustment and proration arrangements set forth in Section 6.04, the Acquisition shall be deemed to be effective and the Closing shall be deemed to have occurred.

7.   CERTAIN TRANSITIONAL MATTERS.

     7.01 TRANSITIONAL ACTION BY BUYER. After the Closing, unless another time is otherwise indicated:


          (a) BUYER shall: (i) pay in accordance with the law and customary banking practices and applicable Deposit Account contract terms, all properly drawn and presented checks, negotiable orders of withdrawal, drafts, debits, and withdrawal orders presented to BUYER by mail, over the counter, through electronic media, or through the check clearing system of the banking industry, by depositors of the Deposit Accounts assumed by BUYER hereunder, whether drawn on checks, negotiable orders or withdrawal, drafts, or withdrawal order forms provided by BUYER or SELLER; and
               (ii) in all other respects discharge, in the usual course of the banking business, the duties and obligations of SELLER with respect to the balances due and owing to the depositors whose Deposit Accounts are assumed by BUYER hereunder; PROVIDED, HOWEVER, that any obligations of BUYER pursuant to this Section
               7.01 to honor checks, negotiable orders of withdrawal, drafts, and withdrawal orders on forms provided by SELLER and carrying its imprint (including its name and transit routing number) shall not apply to any checks, drafts, withdrawal orders, or returned items (i) presented to BUYER more than one hundred eighty (180) days following the Closing Date, or (ii) on which a stop payment has been requested by the deposit customer. BUYER shall submit and file any required reports on IRS Form 1099 with respect to interest accrued on Deposit Liabilities after the Closing Date. The provisions of this subsection 7.01(a) shall in no way limit BUYER's duties or obligations arising under Section 1.03(b) hereof.


          (b) BUYER shall, (i) not earlier than the later of the time of procurement of all regulatory approvals required for consummation of the transaction contemplated by this Agreement or the Merger or (ii) nor later than ten days prior to the Closing Date, notify all depositors of the Offices by letter, acceptable to SELLER, produced in, if appropriate, several similar, but different forms calculated to provide necessary and specific information to the owners of particular types of accounts, of BUYER's pending assumption of the Deposit Liabilities hereunder, and, in appropriate instances, notify depositors that on and after the Closing
               Date certain SELLER deposit-related services and/or SELLER's debit card and automatic teller machine services impacted by the transactions contemplated by this Agreement, will be terminated. As an enclosure to such notices, BUYER may, and no later than the Closing Date BUYER shall, furnish appropriate depositors with brochures, forms and other written materials related or necessary to the assumption of the Deposit Accounts by BUYER and the conversion of said accounts to BUYER accounts, including the provision of checks to appropriate depositors using the forms of BUYER with instructions to such depositors to utilize such BUYER checks after the Closing Date and thereafter to destroy any unused checks on SELLER's forms. The expenses of the printing, processing and mailing of such letter notices and providing new BUYER checks and other forms and written materials to appropriate customers shall be borne by BUYER. Before
               Closing, except as provided in this paragraph, BUYER will not contact customers of the Offices except as may occur in connection with advertising or solicitations directed to the public generally or in the course of obtaining the requisite regulatory approvals of the transaction. Anything to the contrary herein notwithstanding, BUYER shall provide, at no cost to SELLER, any and all notices, communications, and filings which may be required by law, regulation, or otherwise, relating to any changes in terms and other matters relating to the Deposit Accounts and the Office Loans occurring subsequent to the Closing Date. Any and all such notices, communications, and filings which may be required to be provided prior to the Closing Date shall be submitted on a timely basis for review by SELLER and shall be subject to the written approval of SELLER prior to delivery to any third party.

          (c) BUYER shall promptly pay to SELLER an amount equivalent to the amount of any checks, negotiable orders of withdrawal, drafts, withdrawal orders, or returned items (net of the applicable Acquisition Consideration paid by BUYER with respect to the Deposit Liabilities represented by any such instrument) credited as of the close of business on the Closing Date to a Deposit Account assumed by BUYER hereunder which are returned uncollected to SELLER after the Closing Date. The foregoing shall include an amount equivalent to holds placed upon such deposit account for items cashed by SELLER as of the close of business on the Closing Date.

          (d) All tasks and obligations concerning the provision of data processing services to or for the Offices after the Closing, other than those specifically set forth in, and to the extent assumed by SELLER pursuant to, Section 7.02(b) herein, if any, are the sole and exclusive responsibility of, and shall be performed solely and exclusively by, BUYER.


          (e) BUYER shall, not later than the close of business on the business day immediately following the Closing Date, supply suitable government-backed securities as security for any deposits of governmental units included among the Deposit Liabilities for which SELLER had provided similar security.


          (f) BUYER shall, as soon as practicable but not more than 10 business days after the Closing Date, prepare and transmit at BUYER's expense to each of the obligors on Office Loans transferred to BUYER pursuant to this Agreement a notice to the effect that the loan has been transferred and directing that payment be made to BUYER at the address specified by BUYER, with BUYER's name as payee on any checks or other instruments used to make payments, and, with respect to such loan on which a payment notice or coupon book has been issued, to issue a new notice or coupon book reflecting the name and an address of BUYER as the person to whom and place at which payments are to be made.


          (g) If the balance due on any Office Loan transferred to BUYER pursuant to this Agreement has been reduced by SELLER as a result of a payment by check or draft received prior to the close of business on the Closing Date, which item is returned unpaid to SELLER after the day immediately preceding the Closing Date, the asset value represented by the loan transferred shall be correspondingly increased and an amount in cash equal to such increase shall be promptly paid by BUYER to SELLER.

          (h) BUYER shall use its best efforts to cooperate with SELLER in assuring an orderly transition of ownership of the Assets and responsibility for the liabilities, including the Deposit Liabilities, assumed by BUYER hereunder.


          (i) BUYER hereby grants to SELLER and its contractors access to the Offices until 5:00 P.M. local time on the day following the Closing Date, or such other later date and time as the parties may agree, at no cost or expense to SELLER, for conduct of activities consistent with this Agreement in conjunction with the transactions contemplated hereby.


          (j) The duties and obligations of Buyer in this section 7.01 shall survive the Closing.


     7.02 TRANSITIONAL ACTIONS BY SELLER. After the Closing, unless another time is otherwise indicated:


          (a) SELLER shall use its best efforts to cooperate with BUYER in assuring an orderly transition of ownership of the Assets and responsibility for the liabilities, including the Deposit Liabilities, assumed by BUYER hereunder. SELLER shall provide final statements as of the Closing Date, in conjunction with appropriate Deposit Liabilities, with interest and service
               charges pro-rated to the Closing Date.   SELLER shall submit and
               file any required reports on IRS Form 1099 with respect to interest accrued on Deposit Liabilities through the Closing Date.


          (b) SELLER's sole and exclusive responsibilities concerning the provision of data processing services to or for the Deposit Accounts of the Offices after the Closing Date, if any, shall be as set forth in this Section 7.02(b). As soon as practicable following the date of this Agreement, SELLER shall provide BUYER with applicable product functions and specifications relating to the data processing support required for the Deposit Accounts, Office Loans, and safe deposit business (if such data processing support currently is provided with respect to such business) maintained at the Offices (such Deposit Accounts, Office Loans and safe deposit business, if applicable, hereinafter called the "Accounts"). As soon as practicable following the date of this Agreement, SELLER shall provide to BUYER file formats relating to the Accounts and up to three (3) sets of test tapes related to the Accounts in generic form which are machine readable on IBM (or IBM compatible) equipment or which shall be on eighteen track 3480 cartridges (non-compressed data) or on nine channel 6250 B.P.I. EBCDIC formatted tape. By not later than 10:00 A.M. local time on the day immediately following the Closing Date, SELLER shall make the foregoing documents and materials available for pick-up by BUYER at 5401 Jefferson Highway, Harahan, Louisiana 70123 (the "Operations Center"). BUYER shall review and analyze such materials including, but not limited to, the file formats and test tapes, and shall advise SELLER in writing of any defects or concerns relating thereto not later than 10 business days following receipt thereof.


          (c) Prior to the Closing Date, SELLER shall cooperate with BUYER, at BUYER's expense and at no expense to SELLER, in making Transferred Employees available at reasonable times for whatever program of training BUYER deems advisable; PROVIDED, HOWEVER, that BUYER shall conduct such training program in a manner that does not materially interfere with or prevent the performance of the normal duties and activities of such Transferred Employees. BUYER shall make request of SELLER for training opportunities prior to the Closing Date, which request shall specify the time, duration and place of such training, and which must be approved by SELLER.


          (d) SELLER shall cooperate with BUYER, at no expense to SELLER, to make provision for the installation of teller and platform equipment in the Offices subject to approval by SELLER; PROVIDED, HOWEVER, that BUYER shall arrange for the installation and placement of such equipment at such times and in a manner that does not significantly interfere with the normal business activities and operation of SELLER or the Offices.

          (e) SELLER shall resign as custodian of each IRA account maintained at the Offices and assign the custodianship of such accounts to BUYER upon Closing subject to receipt of applicable customer consents and other provisions of this Agreement including the provisions of section 8.10 hereof.


          (f) SELLER shall terminate its ATM/debit card service effective as of close of business on the business day preceding the Closing Date or such other date and time as SELLER and BUYER may agree. Such terminations will be preceded by the notice described in Section 7.01(b) herein. SELLER shall have no obligation with respect to conversion or change over with respect to direct deposit or payroll and retirement payments service relating to the Deposit Accounts following the Closing and, further, BUYER shall assume all responsibility and liability with respect thereto following the Closing. For a period ending on the earlier of 90 days following the Closing Date or five days prior to the conversion of SELLER's systems to systems of BANC ONE CORPORATION or any of its affiliates ("the Conversion"), SELLER will receive incoming ACH items and forward them to Buyer by electronic file transmission and SELLER will intercept incoming wires and forward them to Buyer through the Federal Reserve wire system the same day received. To facilitate electronic file transmission, BUYER shall at no expense to SELLER obtain compatible software and networking capabilities with the Network Banker system. Fees payable to any third party, including the Federal Reserve System, shall be paid by Buyer. Deposits and Loan payments related to the accounts sold (i) received by mail, ATM or other means other than ACH or wire, will be forwarded to Buyer the next day, and
               (ii) will not be accepted if attempted to be made in person.

          (g) As of the opening of business on the first business day after the Closing Date, SELLER and BUYER shall provide the appropriate Federal Reserve Bank (the "FRB") with all information necessary in order to expedite the clearing and sorting of all checks, drafts, instruments and other commercial paper relative to the Deposit Liabilities and/or the Office Loans (hereinafter collectively referred to as "Paper Items"). BUYER shall bear all charges and costs imposed by the Federal Reserve in connection with the reassignment of account number ranges for sorting the Paper Items.


               If the Federal Reserve and/or any other regional or local clearinghouse for negotiable instruments fails, refuses or is unable to direct sort such Paper Items for delivery to BUYER with the result that such Paper Items are presented to SELLER, on each business day following the Closing and continuing until the earlier of ninety (90) days after the Closing or the Conversion, SELLER will make available to BUYER for pick up at the Operations Center at 12:00, noon on the next business day, all of the Paper Items which are received by SELLER from the FRB and/or any regional or local clearinghouse on the prior business day.
               SELLER shall also electronically transmit to BUYER by 5:00 a.m. each business day information relating to checks received by SELLER on the prior business day. At the same time SELLER delivers physical custody of Paper Items to BUYER, SELLER shall also make available to BUYER information and records, including but not limited to systems printouts, concerning such Paper Items and concerning incoming Automated Clearing House items ("ACH items") as well as outstanding Automatic Teller Machine ("ATM") transactions. Such information and records, including but not limited to systems printouts, will utilize the most recent account number designated by SELLER for each of the Deposit Accounts and/or the Office Loans. SELLER shall initiate appropriate Notification of Change requests relating to appropriate routing matters at the sole expense of BUYER until the earlier of 90 days following the Closing Date or the Conversion. Each business day SELLER will endeavor to see that the sum of (a) the actual Paper Items provided to BUYER plus
               (b) all ACH items and ATM
               transactions captured by SELLER in its information and records balance with the sum of (c) the information and records, including but not limited to systems printouts, provided by SELLER relative to the Paper Items plus (d) the information and records, including but not limited to systems printouts, provided relative to the ACH items and ATM transactions affecting the Deposit Accounts and/or the Office Loans.

               Except as otherwise expressly noted, SELLER shall provide the foregoing at no charge to BUYER for a period not to exceed ten
               (10) days from the Closing Date except that BUYER shall pay any charges assessed to SELLER by the FRB, a national or local clearinghouse and/or SELLER's agent and/or processor to the extent such assessments relate to the Deposit Accounts. BUYER shall be responsible for pick up of the data to be provided by SELLER and shall compensate SELLER for activity subsequent to the referenced ten (10) day period in the amount of $50.00 per day and $.25 per item.


               SELLER and BUYER shall arrange for appropriate daily settlement between the parties in order that the transmission of all monies associated with the matters set forth in this Section 7.02(g) might be effected promptly. BUYER shall establish and maintain a settlement account with First National Bank of Commerce, or another affiliate of BANC ONE CORPORATION acceptable to SELLER, to facilitate the daily settlements.


               SELLER shall not be liable to BUYER for any failure to provide the data required by this Section 7.02(g) to the extent any such failure results from causes beyond SELLER's control including war, strike or other labor disputes, acts of God, errors or failures of the FRB, and/or a participating regional or local clearinghouse, or equipment failure or other emergency wherein SELLER and/or its agent processor has been unable to process in clearings from the FRB or such clearinghouse.

          (h) SELLER shall, not earlier than the time of procurement of all regulatory approvals required for consummation of the transaction contemplated by this Agreement nor later than twenty days prior to the Closing Date (or such longer period as may be required by law), notify all depositors of the Offices and all borrowers of any Office Loan by letter acceptable to BUYER, produced in, if appropriate, several similar, but different forms calculated to provide necessary and specific information to the owners of particular types of accounts and/or loans, of BUYER's pending assumption of the Deposit Liabilities and acquisition of the Office Loans hereunder, and, in appropriate instances, notify depositors that on and after the Closing Date certain SELLER deposit-related services and/or SELLER's debit card and automatic teller machine services, will be terminated. The expenses of the printing, processing and mailing of such letter notices shall be borne by SELLER. Anything to the contrary herein notwithstanding, nothing in this Agreement shall be deemed to constitute an assumption by SELLER of the duties and obligations of BUYER with respect to the provision of applicable notices, communications, and filings relating to changes in the terms of any Deposit Accounts or Office Loans as set forth in this Agreement.


          (i) For a period of sixty (60) days after the Closing Date, SELLER will forward to BUYER, within two (2) business days of receipt, loan payments received by SELLER with respect to the Office Loans. BUYER will forward, within two (2) business days of receipt payments received by BUYER with respect to any loans not assigned to BUYER under this Agreement. BUYER and SELLER further agree to refer customers to the offices of the other when such customers present payments over the counter to the party not holding their respective loan. BUYER shall reimburse SELLER within 30 days of notice by SELLER to BUYER for any payments tendered by borrowers which were credited to the outstanding balance of any Office Loan prior to the Closing Date and which are subsequently returned or otherwise withdrawn for any reason and SELLER shall assign to BUYER any rights of SELLER to recovery of such payments as against the relevant borrower.

          (j) The duties and obligations of the parties in this section 7.02 shall survive the Closing; provided, however, that SELLER shall have no obligation to take any action or furnish any service for the benefit of, or in favor of, any third party, unless such third party is a permitted assignee of BUYER pursuant to Section 10.06 hereof.


     7.03 OVERDRAFTS AND TRANSITIONAL ACTION. Overdrafts paid on the Deposit Accounts with respect to ledger dates after the Closing Date will be the responsibility and risk of BUYER. Overdrafts approved with respect to ledger dates prior to the Closing Date will be the responsibility and risk of SELLER.


     7.04 ATMS AND DEBIT CARDS

          (a) SELLER shall provide to BUYER no later than sixty (60) days prior to the Closing Date, a test tape, along with a file format or file layout and a production tape thirty (30) days before the Closing Date, containing customer name, card number, withdrawal limits, the Deposit Accounts activated by, accessible to or committed to such cards, issue dates and/or open dates, last transaction dates, and expiration dates as to all ATM and debit cards issued to customers of the SELLER for the Offices. SELLER shall cause its ATM processor to deactivate the operation of the SELLER ATM and debit cards completely or to deactivate or disconnect the Deposit Accounts from such SELLER ATM and debit cards no later than the business day cutoff on the date prior to the Closing Date so that all activity generated by the SELLER ATM and debit cards shall have settled prior to the Closing Date.
               All transactions and activity related to the SELLER ATM and debit cards following the Closing Date which are received or forwarded to SELLER will be accepted and forwarded by SELLER to BUYER along with all corresponding funds. SELLER thereafter agrees to immediately notify its processor to deactivate such ATM and debit cards and to forward all transactions related thereto directly to BUYER.


          (b) SELLER agrees to deactivate the ATMs located at the Offices on or before the business day cutoff on the day prior to the Closing Date. Thereafter, BUYER shall reconfigure the ATMs to its standards for activation after the business day cutoff on the Closing Date.

          (c) BUYER and SELLER agree to cooperate with each other to assure that all transactions originated through the ATM or originated with the ATM Cards prior to or on the Closing Date shall be for the account of SELLER and all transactions originated after the Closing Date shall be for the account of BUYER. A post closing adjustment shall be made in the manner set forth in Section 6.04 hereof to reflect all such transactions which cannot be reasonably calculated as of the Closing.


     7.05 ENVIRONMENTAL MATTERS.


          (a) SELLER has provided to BUYER, and BUYER hereby acknowledges receipt of, copies of such environmental studies, reports and audits, including but not limited to, Phase I environmental site assessments (the "Phase I Assessments" herein), if any, that are in its possession for any Owned Real Estate. BUYER shall have the right, but not the obligation, at its sole cost and expense, to cause Phase I Assessments to be conducted as it deems necessary to determine whether there has been any soil, surface water, groundwater, or building space contamination on or under the Owned Real Estate.


          (b) If such environmental studies, reports, audits or Phase I Assessments reasonably indicate the necessity or desirability of further investigation to determine whether or not an Environmental Hazard exists at such Owned Real Estate, BUYER shall notify SELLER in writing, not later than thirty (30) days after the signing of this Agreement, of BUYER's desire to have an environmental consultant selected by SELLER (the "ENVIRONMENTAL CONSULTANT"), to the extent reasonable and appropriate, conduct Phase II environmental site assessments ( the "Phase II Assessments" herein). Any such further investigation or testing shall be conducted in such a manner so as not to interfere with the normal operation of the Office(s) involved. All such Phase II Assessments shall be treated as information subject to Section 8.01 of this Agreement, shall be completed not less than sixty (60) days after the signing of this Agreement, and shall be conducted at no cost or expense to SELLER. Further, BUYER shall indemnify and hold harmless
               SELLER and its affiliates and its and their employees, officers, directors, agents, tenants, and landlords from and against any and all liability, loss, cost, and expense, however arising, including attorney fees, as a direct or indirect result of any injuries to persons or property occurring in conjunction with conduct of the Phase II Assessments.

          (c) SELLER shall have a period of 10 business days from receipt of such notice to elect, at its sole option, to consent to conduct of the Phase II Assessment or to terminate this Agreement with respect to the relevant Office which is the proposed subject of the Phase II Assessment (the "Removed Office") and any and all assets and liabilities associated therewith. In the event of such termination, if the Removed Office is the only Office which is the subject of this Agreement, this Agreement shall be deemed terminated in accordance with Section 9.01 herein and the Deposit described in Section 10.15 shall be refunded to BUYER. In the event of such termination where the Removed Office is not the only Office which is the subject of this Agreement, this Agreement shall remain in full force and effect except that the Removed Office and any and all assets and liabilities associated therewith shall be deemed not the subject of this Agreement and eliminated therefrom.


          (d) In the event that the Phase II Assessment is conducted and the Environmental Consultant discovers an Environmental Hazard during any such Phase II Assessment at any single parcel of Owned Real Estate, the remediation of which, in the reasonable judgment of the Environmental Consultant, is or would be the responsibility of SELLER, or BUYER should it acquire such Owned Real Estate, and will result in projected remediation costs of $100,000 or more for such single parcel of Owned Real Estate, BUYER, in its sole discretion, may either (x) buy such Owned Real Estate pursuant to
               Section 1.03 hereof, or (y) lease from SELLER such single parcel of Owned Real Estate pursuant to a Lease Agreement which shall provide as follows:


               (i) Such Lease Agreement shall be for a term of three (3) years from the Closing Date, with no obligation or right to renew (it being the intention of SELLER that BUYER locate an alternative branch site during such three years unless remediation occurs pursuant to this Section 7.05), at a rental equal to a fair market rental value;

               (ii) SELLER may sell such Owned Real Estate to any person at any time during the term of such Lease Agreement, subject to such Lease Agreement, for a price;


               (iii) During the term of such Lease Agreement, in the event that
                     SELLER shall deliver to BUYER a report of a qualified environmental engineer or consultant certifying that the Environmental Hazard, at or on any such parcel of Owned Real Estate which is the subject of the Lease Agreement, has been remediated to the extent reasonably required under applicable Environmental Laws, BUYER shall be required to purchase such parcel of Owned Real Estate at the net book value as of the close of business of the month-end day most recently preceding the Closing Date; and


               (iv) Other terms and conditions of the Lease Agreement shall be typical to branch leases in the relevant market of the subject Owned Real Estate and as negotiated between SELLER and BUYER.


          If the projected remediation cost is less than $100,000 for any single parcel of Owned Real Estate, BUYER shall acquire such parcel and such cost shall be borne by BUYER without indemnity, price adjustment, or set off under this Agreement, and BUYER shall be deemed to have waived any and all claims against SELLER and its affiliates and its and their officers, directors, employees, or arising directly or indirectly as a result of the Environmental Hazards with respect to such parcel.

          (e) BUYER agrees that it and the Environmental Consultant shall conduct any Phase II Assessments or other investigations pursuant to this Section with reasonable care and subject to customary practices among environmental consultants and engineers, including, without limitation, following completion thereof, the restoration of any site to the extent practicable to its condition prior to such site assessment or investigation and the removal of all monitoring wells.


          (f)  Any lease of a parcel of Owned Real Estate pursuant to this
               Section 7.05 shall in no way affect the transfer of any related assets or liabilities, other than such parcel of Owned Real Estate, to the BUYER at the Closing.


          (g) For purposes of this Section 7.05, the term "Environmental Law" shall mean any Federal or state law, statute, rule, regulation, code, order, judgment, decree, injunction, or agreement with any Federal or state governmental authority, (x) relating to the protection, preservation, or restoration of the environment (including, without limitation, air, water, vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of hazardous substances, in each case as amended and now in effect. Environmental Laws include, without limitation, the Clean Air Act (42 U.S.C. section 7401 et seq.); the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C.
               section 9601 et seq.); the Federal Water Pollution Control Act (33 U.S.C. section 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. section 651 et seq.); provided, however, that the definition of "Environmental Law" shall not include any Federal or state law, statute, rule, regulation, code, order, judgment, decree, injunction or agreement with any governmental authority relating to asbestos or asbestos-containing materials.


          (h) For purposes of this Section 7.05, the term "Environmental Hazard" shall mean the presence of any Hazardous Substance in violation of, and reasonably likely to require material remediation costs under, applicable Environmental Laws; provided, however, that the definition of Environmental Hazard shall not include friable asbestos and asbestos-containing materials.


          (i) For purposes of this Section 7.05, the term "Hazardous Substance" shall mean any substance, whether liquid, solid, or gas, (a) listed, identified or designated as hazardous or toxic to a level which requires remediation under any Environmental Law; (b) which, applying criteria specified in any Environmental Law, is hazardous or toxic; or (c) the use or disposal of which is regulated under Environmental Law.


     7.06 EFFECT OF TRANSITIONAL ACTION. Except as and to the extent expressly set forth in this Article 7, nothing contained in this Article 7 shall be construed to be an abridgment or nullification of the rights, customs and established practices under applicable banking laws and regulations as they affect any of the matters addressed in this
          Article 7.


     7.07 LEASE OF OPERATIONS CENTER. BUYER agrees to lease the Operations Center portion of the Central Center branch to SELLER at a fair market rental to be agreed upon prior to Closing for an initial term through December 31, 1998, with SELLER having the option to renew on a month-to-month basis through March 31, 1999.


8.   GENERAL COVENANTS AND INDEMNIFICATION.


     8.01 CONFIDENTIALITY OBLIGATIONS OF BUYER. From and after the date hereof, BUYER and its affiliates and parent company shall treat all information received from SELLER concerning the business, assets, operations, and financial condition of SELLER and its affiliates and its and their customers (including without limitation the Offices), as confidential, unless and to the extent that BUYER can demonstrate that such information was already known to BUYER and its affiliates, if any, or in the public domain or received from a third person not known by BUYER to be under any obligation to SELLER; and BUYER shall not use any such information (so required to be treated as confidential) for any purpose except in furtherance of the transactions contemplated hereby. Upon the termination of this Agreement, BUYER shall, and shall cause its affiliates, if any, to, promptly return all documents and workpapers containing, and all copies of, any such information (so required to be treated as confidential) received from or on behalf of SELLER in connection with the transactions contemplated hereby. The covenants of BUYER contained in this Section 8.01 are of the essence and shall survive any termination of this Agreement, but shall terminate at the Closing, if it occurs, with respect to any information that is limited solely to the activities and transactions of the Offices; PROVIDED, HOWEVER, that neither BUYER nor any of its affiliates shall be deemed to have violated the covenants set forth in this Section 8.01 if BUYER shall in good faith disclose any of such confidential information in compliance with any legal process, order or decree issued by any court or agency of government of competent jurisdiction. It is expressly acknowledged by SELLER that all information provided to BUYER related to this purchase and assumption transaction may be provided to BUYER's affiliates as necessary for the purpose of consummating the transaction which is the subject of this Agreement subject to compliance with the foregoing restrictions.


     8.02 CONFIDENTIALITY OBLIGATIONS OF SELLER. From and after the date hereof, SELLER, its affiliates and its parent corporation shall treat all information received from BUYER concerning BUYER's business, assets, operations, and financial condition as confidential, unless and to the extent SELLER can demonstrate that such information was already known to SELLER or its affiliates or in the public domain, and SELLER shall not use any such information (so required to be treated as confidential) for any purpose except in furtherance of the transactions contemplated hereby. Upon the termination of this Agreement, SELLER shall promptly return all documents and workpapers containing, and all copies of, any such information (so required to be treated as confidential) received from or on behalf of BUYER in connection with the transactions contemplated hereby. The covenants of SELLER contained in this Section 8.02 are of the essence and shall survive any termination of this Agreement; PROVIDED, HOWEVER, that SELLER nor any of its affiliates shall be deemed to have violated the covenants set forth in this Section 8.02 if SELLER shall in good faith disclose any of such confidential information in compliance with any legal process, order or decree issued by any court or agency of government of competent jurisdiction. It is expressly acknowledged by BUYER that all information provided to SELLER related to this purchase and assumption transaction may be provided to BANC ONE CORPORATION and SELLER's affiliates for the purpose of consummating the transaction which is the subject of this Agreement. The covenants and obligations of SELLER hereunder shall survive the Closing and any earlier termination of this Agreement.


     8.03 INDEMNIFICATION BY SELLER. From and after the Closing Date, SELLER shall indemnify, hold harmless, and defend BUYER from and against all losses and liabilities, including reasonable attorneys' fees and expenses, arising out of any actions, suits, or proceedings commenced prior to the Closing (other than proceedings to prevent or limit the consummation of the Acquisition) relating to operations at the Offices and/or the Deposit Liabilities of the Offices. The obligations of SELLER under this Section 8.03 shall be contingent upon BUYER giving SELLER written notice (i) of receipt by BUYER of any process and/or pleadings in or relating to any actions, suits, or proceedings of the kinds described in this Section 8.03, including copies thereof, and
          (ii) of the assertion of any claim or demand relating to the operation of the Offices and/or the Deposit Liabilities or Office Loans prior to the Closing, including, to the extent known to BUYER, the identity of the person(s) or entity(ies) asserting such claim or making such demand and the nature thereof, and including copies of any correspondence or other writings relating thereto. The rights of BUYER under this section shall not apply to any suits, judgments, demands, set-offs, or other claims arising directly or indirectly in conjunction with the Office Loans or other Assets transferred in accordance with this Agreement except claims for personal injury arising from injuries occurring at the Offices prior to the Closing. All notices required by the preceding sentence shall be given within fifteen days of the receipt by BUYER of any such process or pleadings or any oral or written notice of the assertion of any such claims or demands. SELLER shall have the right, subject to the provisions of
          Section 8.05 hereof, to take over BUYER's defense in any such actions, suits, or proceedings through counsel selected by SELLER, to compromise and/or settle the same and to prosecute any available appeals or reviews of any adverse judgment or ruling that may be entered therein. The covenants and obligations of SELLER hereunder shall survive the Closing.


     8.04 INDEMNIFICATION BY BUYER. From and after the Closing Date, BUYER shall indemnify, hold harmless and defend SELLER from and against all claims, losses, liabilities, demands and obligations, including without limitation reasonable attorneys' fees and operating expenses which SELLER may receive, suffer, or incur in connection with (i) any losses incurred by SELLER related to SELLER's compliance with instructions from BUYER made pursuant to Section 7.04 of this Agreement and not related to any negligence or malfeasance on the part of SELLER and (ii) operations and transactions occurring after the Closing and which involve the Assets transferred, the Deposit Liabilities or Office Loans and the other obligations and liabilities assumed pursuant to this Agreement. The obligations of BUYER under this Section 8.04 shall be contingent upon SELLER giving BUYER written notice (i) of the receipt by SELLER of any process and/or pleadings in or relating to any actions, suits or proceedings of the kinds described in this Section 8.04, including copies thereof, and (ii) of the assertion of any claim or demand relating to the Assets transferred to and/or the Deposit Liabilities or Office Loans and the other obligations and liabilities assumed by BUYER on or after the Closing, including, to the extent known to SELLER, the identity of the person(s) or entity(ies) asserting such claim or making such demand and the nature thereof, and including copies of any correspondence or other writings relating thereto. All notices required by the preceding sentence shall be given within fifteen (15) days of the receipt by SELLER of any such process or pleadings or any oral or written notice of the assertion of any such claims or demands. BUYER shall have the right, subject to the provisions of Section 8.05 hereof, to take over SELLER's defense in any such actions, suits, or proceedings through counsel selected by BUYER, to compromise and/or settle the same and to prosecute any available appeals or review of any adverse judgment or ruling that may be entered therein. The covenants and obligations of BUYER hereunder shall survive the Closing.


     8.05 CLAIMS FOR INDEMNITY.


          (a) A claim for indemnity under Sections 8.03 or 8.04 of this Agreement may be made by the claiming party by the giving of written notice thereof to the other party.


          (b) Promptly after receipt by either party of notice of the assertion of any claim or the commencement of any action, suit or proceeding with respect to which a claim for indemnification will be made under this Agreement, such party (the "Indemnified Party") shall give written notice thereof to the other party (the "Indemnitor") and will thereafter keep the Indemnitor reasonably informed with respect thereto, provided that failure of the Indemnified Party to give the Indemnitor prompt notice as provided herein shall not relieve the Indemnitor of its obligations hereunder except to the extent, if any, it shall have been materially prejudiced thereby. In case any such action, suit or proceeding is brought against an Indemnified Party, the Indemnitor shall be entitled to participate in (and, in its discretion, to assume) the defense thereof with counsel reasonably satisfactory to the Indemnified Party, provided, however, that the Indemnified Party shall be entitled to participate in any such action, suit or proceeding with counsel of its own choice at the expense of the Indemnitor if, in the good faith judgment of the Indemnified Party's counsel, representation by the Indemnitor's counsel may present a conflict of interest or that there may be defenses available to the Indemnified Party which are different from or in addition to those available to the Indemnitor. The Indemnitor will not settle any claim, action, suit or proceeding which would give rise to the Indemnitor's liability under its indemnity unless such settlement includes as an unconditional term thereof the giving by the claimant or plaintiff of a release of the Indemnified Party, in form and substance satisfactory to the Indemnified Party and its counsel, from all liability with respect to such claim, action, suit or proceeding. If the Indemnitor assumes the defense of any claim, action, suit or proceeding as provided in this Section 4.1, the Indemnified Party shall be permitted to join in the defense thereof with counsel of its own selection and at its own expense. If the Indemnitor shall not assume the defense of any claim, action, suit or proceeding, the Indemnified Party may defend against such claim, action, suit or proceeding in such manner as it may deem appropriate, provided that an Indemnified Party shall not settle any claim, action, suit or proceeding which would give rise to the Indemnitor's liability under its indemnity without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld.


     8.06 SOLICITATION OF CUSTOMERS BY BUYER PRIOR TO CLOSING. At any time prior to the Closing Date, BUYER will not, and will not permit any of its affiliates, if any, to conduct any marketing, media or customer solicitation campaign which is targeted to induce customers whose Deposit Account liabilities are to be assumed or Office Loans are to be acquired by BUYER pursuant to this Agreement to discontinue their account or business relationships with SELLER or its affiliates.


     8.07 SOLICITATION OF CUSTOMERS BY SELLER AFTER THE CLOSING. For a period of six (6) months following the Closing Date, SELLER will not knowingly solicit customers whose Deposit Liabilities or Office Loans are assumed or acquired by BUYER pursuant to this Agreement (the "Acquired Customers"), except as may occur in connection with (i) advertising or solicitations directed to the public generally, (ii) solicitations outside the Lafayette market area and (iii) customers or borrowers with a banking or other relationship with SELLER or its affiliates at offices other than in the Lafayette area, including deposit or loan relationships, or who have or maintain more than one place of business. The covenants and obligations of SELLER hereunder shall survive the Closing. Notwithstanding the foregoing, nothing in this Section 8.06 shall prohibit SELLER from soliciting Acquired

          Customers as part of any general advertising or soliciting campaign if such advertising or solicitation is not direct to, or focused on, the Acquired Customers.


     8.08 FURTHER ASSURANCES. From and after the date hereof, each party hereto agrees to execute and deliver such instruments and to take such other actions as the other party hereto may reasonably request in order to carry out and implement this Agreement. Without limiting the foregoing, SELLER agrees to execute and deliver such deeds, bills of sale, acknowledgments, and other instruments of conveyance and transfer as, in the reasonable judgment of BUYER, shall be necessary and appropriate to vest in BUYER the legal and equitable title to the Assets of SELLER being conveyed to BUYER hereunder. Further, BUYER and SELLER shall cooperate in order to prepare and file, or cause to be prepared and filed, at the sole cost and expense of BUYER with any appropriate third parties, any and all documents and notices which are necessary and proper to transfer to BUYER any security interests and other rights of SELLER in and to collateral securing the Office Loans as promptly as practicable on or after the Closing Date. SELLER shall cooperate with BUYER in executing any necessary and proper documents and notices as may be appropriate in furtherance of the foregoing covenant and consistent with the terms of this Agreement provided, however, that nothing contained herein shall relieve BUYER of its obligations as set forth herein. The covenants and obligations of the parties hereunder shall survive the Closing.


     8.09 OPERATION OF THE OFFICES. Except as otherwise expressly provided in this Agreement, after the Closing Date neither SELLER, its subsidiaries, affiliates nor parent corporation shall be obligated to provide for any managerial, financial, business, or other services to the Offices, including without limitation any personnel, employee benefit, data processing, accounting, risk management, or other services or assistance that may have been provided to the Offices prior to the close of business on the Closing Date, and BUYER shall take such action as may in its judgment appear to be necessary or advisable to provide for the ongoing operation and management of, and the provision of services and assistance to, the Offices after the Closing Date. Upon the Closing, BUYER shall change the legal name of the Offices and, except for any documents or materials in possession of the customers of the Offices (including but not limited to deposit tickets and checks), shall not use and shall cause the Offices to cease using any signs, stationery, advertising, documents, or printed or written materials that refer to the Offices by any name that includes the words "CENTRAL BANK", "FIRST COMMERCE CORPORATION", "MARQUIS INVESTMENTS, L.L.C.", "FIRST MONEY, L.L.C." or "BANK ONE" or the name of any affiliate of FIRST COMMERCE CORPORATION or BANC ONE CORPORATION. Preceding the Closing, SELLER shall cooperate with any reasonable requests of BUYER directed to obtaining specifications for the procurement of new signs of BUYER's choosing for installation by BUYER of new signs immediately following the close of business on the Closing Date; PROVIDED, HOWEVER, that BUYER's receipt of all sign specifications shall be obtained by BUYER in a manner that does not significantly interfere with the normal business activities and operations of the Offices and shall be at the sole and exclusive expense of BUYER. As indicated in, and as limited by, Section 1.02(c), SELLER will retain its signs located at the Offices. If removed by BUYER in conjunction with its installation of new signs, BUYER shall insure that said signs are removed without damage to same. It is understood by the parties hereto that, with the exception of the signs, all mounting facilities for the signs shall be considered as Fixed Assets for purposes of this Agreement. The covenants of the parties hereunder shall survive the Closing.


     8.10 INFORMATION AFTER CLOSING. Until the expiration of applicable legal requirements for retention of the specific records, upon written request of SELLER to BUYER or BUYER to SELLER, as the case may be, such requested party shall provide the requesting party with reasonable access to, or copies of, information and records relating to the Offices which are then in the possession or control of the requested party reasonably necessary to permit the requesting party or any of its subsidiaries or affiliates to comply with or contest any applicable legal, tax, banking, accounting, or regulatory policies or requirements, or any legal or regulatory proceeding thereunder or requests related to customer relationships at the Offices prior to Closing. In the event of any such requests, the requesting party shall reimburse the requested party for the reasonable costs of the requested party related to such request. After such requirements have expired, BUYER or SELLER, as the case may be, may destroy such records unless within 15 days of the expiration of such requirement, the BUYER or SELLER, as the case may be, requests that such records be delivered at the requesting party's expense, to the requesting party. The covenants and obligations of the parties hereunder shall survive the Closing.

     8.11 INDIVIDUAL RETIREMENT ACCOUNTS. All IRAs related to the Offices that shall not have become IRAs by the close of business on the 30th day following the Closing shall not be assigned by SELLER to BUYER or assumed by BUYER. SELLER may thereafter, at its option, elect to retain such IRAs, advise the account holders that it has withdrawn its resignation as custodian or transfer the amount in such IRAs to the account holders.


     8.12 NON-SOLICITATION OF EMPLOYEES. Except as otherwise provided in Sections 4.01 through 4.04 herein, BUYER agrees that for a period of six (6) months from the date of this Agreement, or for a period of six
          (6) months from such date as this Agreement may be terminated pursuant to Section 9 hereof, neither BUYER nor any of its subsidiaries or affiliates will:


               a) directly or indirectly solicit for employment or employ any persons who are employees in the retail group of BANC ONE CORPORATION, FIRST COMMERCE CORPORATION, SELLER or their subsidiaries or affiliates; or


               b) directly or indirectly solicit for employment or employ any other persons who are employees of BANC ONE CORPORATION, FIRST COMMERCE CORPORATION, SELLER or their subsidiaries or affiliates on the date hereof and with whom BUYER has had contact or who became known to BUYER solely in conjunction with any phase of the transaction contemplated hereby, whether prior to execution of this Agreement or subsequent thereto. As used solely in this subsection 8.11(b), the term "solicit" shall not be deemed to include general advertisements or general solicitations that are not targeted or directed specifically to individuals who are employees of SELLER or its subsidiaries or affiliates. Subject to the prohibitions contained in subsection 8.11(a), nothing in this section 8.11(b) shall prohibit BUYER or BUYER's affiliates or subsidiaries from hiring a person covered by this subsection 8.11(b) who contacts BUYER on his or her own initiative (and not in response to solicitation by BUYER in violation of this section) or a person covered by this subsection 8.11(b) who is no longer in the employ of BANC ONE CORPORATION, FIRST COMMERCE CORPORATION, SELLER or its subsidiaries or affiliates at the time of such solicitation.


     The obligations and covenants of BUYER hereunder shall survive the Closing or any earlier termination of this Agreement pursuant to Section 9 hereof.


9.   TERMINATION.

     9.01 TERMINATION BY MUTUAL AGREEMENT. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by mutual consent of the parties authorized by a vote of a majority of the Board of Directors (or by the vote of the Executive Committee of such Board, if so empowered) of each of SELLER and BUYER.


     9.02 TERMINATION BY SELLER. This Agreement may be terminated and the transactions contemplated hereby abandoned by a vote of a majority of the Board of Directors (or by the vote of the Executive Committee of such Board, if so empowered) of SELLER:


          (a)  in the event of a material breach by BUYER of this Agreement; or


          (b)  in the event any of the conditions precedent specified in Section
               5.01 of this Agreement has not been met as of the date required by this Agreement and, if not so met, has not been waived by SELLER; or

          (c) in the event any regulatory approval for the consummation of the Acquisition is denied by the applicable regulatory authority or in the event that at any time prior to the Closing Date it shall become reasonably certain to SELLER, with the advice of counsel, that a regulatory approval required for consummation of the Acquisition will not be obtained within a time reasonably satisfactory to SELLER; or


          (d) on or after a date which is 180 calendar days following the date of this Agreement, (the "Termination Date") if the Closing has not then occurred unless the failure to consummate by such date is due to a breach of this Agreement by SELLER; or


          (e) at the option of SELLER in the event that BUYER enters into an agreement or agreements, or intends to enter into an agreement or agreements, providing for the merger, acquisition, or sale of substantially all of the assets of BUYER or its parent company such as would require prior regulatory approval under the Change in Bank Control Act, as amended, or the Bank Holding Company Act of 1956, as amended, or similar law or regulation.


          (f) at the option of SELLER in the event that there is a material adverse change in the financial condition or results of operations of BUYER, or pending or threatened litigation or claims with respect to the transactions contemplated by this Agreement which, in the opinion of SELLER, may hinder or delay the ability of the parties to consummate the transactions contemplated by this Agreement.


          (g) at the option of SELLER in the event that consents to the transactions contemplated by this Agreement from such third parties as SELLER may reasonably deem necessary or appropriate are not available prior to the Closing Date without additional cost or expense to SELLER, or in the event that releases of SELLER by such third parties as SELLER may reasonably deem necessary or appropriate are not available prior to the Closing Date without additional cost or expense to SELLER.

     9.03 TERMINATION BY BUYER. This Agreement may be terminated and the transactions contemplated hereby abandoned by a vote of a majority of the Board of Directors (or by the vote of the Executive Committee of such Board, if so empowered) of BUYER:


          (a)  in the event of a material breach by SELLER of this Agreement; or


          (b)  in the event any of the conditions precedent specified in Section
               5.02 of this Agreement has not been met as of the date required by this Agreement and, if not so met, has not been waived by BUYER; or


          (c) in the event any regulatory approval required for consummation of the Acquisition is denied by the applicable regulatory authority or in the event that at any time prior to the Closing Date it shall become reasonably certain to BUYER, with the advice of counsel, that a regulatory approval required for consummation of the Acquisition will not be obtained; or


          (e) on or after the Termination Date if the Closing has not then occurred unless the failure to consummate by such time is due to a breach of this Agreement by BUYER.


     9.04 TERMINATION OF MERGER AGREEMENT. This Agreement shall terminate, without the necessity for any action by either party, on the date of any termination of the Merger Agreement.


     9.05 EFFECT OF TERMINATION. The termination of this Agreement pursuant to Sections 9.02 or 9.03 of this Article 9 shall not release any party hereto from any liability or obligation to the other party hereto arising from (i) a breach of any provision of this Agreement occurring prior to the termination hereof or (ii) the failure of timely satisfaction of conditions precedent to the obligations of a party to the extent that such failure of timely satisfaction is attributable to the actions or inactions of such party. The termination of this Agreement pursuant to Section 9.04 shall relieve any party hereto from any liability or obligation to the other party, other than expense reimbursement obligations incurred by such party pursuant to express provisions hereof.


10. MISCELLANEOUS PROVISIONS.

     10.01 EXPENSES. Except as and to the extent specifically allocated otherwise herein, each of the parties hereto shall bear its own expenses, whether or not the transactions contemplated hereby are consummated.


     10.02 CERTIFICATES. All statements contained in any certificate ("Certificate") delivered by or on behalf of SELLER or BUYER pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties of the party delivering the Certificate hereunder. Each such Certificate shall be executed on behalf of the party delivering the Certificate by duly authorized officers of such party.


     10.03 TERMINATION OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of SELLER and BUYER contained or referred to in this Agreement or in any Certificate, schedule, or other instrument delivered or to be delivered pursuant to this Agreement shall terminate at the Closing, except for:


          (a) those representations and warranties contained in any Limited Warranty Deeds delivered by SELLER to BUYER at the Closing;


          (b) those representations and warranties contained in any bill of sale relating to the Assets delivered by SELLER to BUYER at Closing;


          (c) those representations and warranties contained in any instrument of assumption, any Third Party Lease or in any Certificate in the forms of SCHEDULE I and SCHEDULE N, respectively, delivered by BUYER to SELLER at the Closing;

          (d) those representations and warranties contained in any Certificate in the form of SCHEDULE K, delivered by SELLER to BUYER at the Closing other than the representations set forth in paragraphs
               (2) and (3) thereof; and


          (e) those representations and warranties contained in Section 3.01(q) hereof and in any certificate in the form of Schedule S delivered by SELLER to BUYER at Closing which shall survive through the Office Loan Settlement Date.


     10.04 WAIVERS. Each party hereto, by written instrument signed by duly authorized officers of such party, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive, but only as affects the party signing such instrument:

          (a) any inaccuracies in the representations or warranties of the other party contained or referred to in this Agreement or in any document delivered pursuant hereto;


          (b) compliance with any of the covenants or agreements of the other party contained in this Agreement;


          (c) the performance (including performance to the satisfaction of a party or its counsel) by the other party of such of its obligations set out herein; and


          (d) satisfaction of any condition to the obligations of the waiving party pursuant to this Agreement.


     10.05 NOTICES. All notices and other communications hereunder may be made by mail, hand-delivery or by courier service and notice shall be deemed to have been given when received; provided, however, if notices and other communications are made by nationally recognized overnight courier service for overnight delivery, such notice shall be deemed to have been given one business day after being forwarded to such a nationally recognized overnight courier service for overnight delivery.

               IF TO SELLER:

               Central Bank
               300 DeSiard St.
               Monroe, Louisiana   71201-7429

               Attention: Thomas J. Nicholson, President
               Attention: Barry F. Berthelot, President

               WITH COPIES TO:

               First Commerce Corporation
               201 St. Charles Ave., 29th Floor
               New Orleans, Louisiana 70170

               Attention: Michael A. Flick, Chief Administrative Officer


               Anthony J. Correro, III, Esq.
               Correro Fishman Haygood Phelps
                   Weiss Walmsley & Casteix, L.L.P.
               201 St. Charles Ave., 46th Floor
               New Orleans, Louisiana 70170


               IF TO BUYER:

               IberiaBank
               1101 East Admiral Doyle Drive
               New Iberia, Louisiana 70560

               Attention: Larrey G. Mouton, President and Chief Executive
               Officer



               WITH A COPY TO:

               Raymond A. Tiernan, Esq.
               Elias, Matz, Tiernan & Herrick L.L.P.
               734 15th Street, N.W.
               Washington, D.C.  20005

or such other person or address as any such party may designate by notice to the other parties, and shall be deemed to have been given as of the date received.

     10.06 PARTIES IN INTEREST: ASSIGNMENT; AMENDMENT. The rights and obligations of each individual banking association which is a party hereto shall be exclusively and individually binding upon, and shall inure exclusively and individually to the benefit of, that banking association and its respective permitted successors and assigns. Representations, warranties, and covenants of SELLER contained herein shall be deemed made by the appropriate respective banking association which is the owner of the respective asset or obligor of the respective liability related thereto and shall not be deemed made by or on behalf of any banking association for any other banking association. This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors, legal representatives, and assigns, and no person who is not a party hereto (or a permitted successor or assignee of such party) shall have any rights or benefits under this Agreement, either as a third party beneficiary or otherwise. This Agreement cannot be assigned by BUYER by action of law or otherwise, and this Agreement cannot be amended or modified, except by a written agreement executed by the parties hereto or their respective permitted successors and assigns.

     10.07 HEADINGS. The headings, table of contents, and index to defined terms (if any) used in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     10.08 TERMINOLOGY. The specific terms of art that are defined in various provisions of this Agreement shall apply throughout this Agreement (including without limitation each Schedule hereto), unless expressly indicated otherwise. In addition, the following terms and phrases shall have the meanings set forth for purposes of this Agreement (including such Schedule):

          (a) The term "business day" shall mean any day other than a Saturday, Sunday, or a day on which either SELLER or BUYER is closed in accordance with applicable law or regulation. Any action, notice, or right which is to be taken or given or which is to be exercised or lapse on or by a given date which is not a business day may be taken, given, or exercised, and shall not lapse, until the next business day following.

          (b) The term "affiliate" shall mean, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such person.


          (c) The term "Permitted Exceptions" shall mean, with respect to the Owned Real Estate and the Leased Real Estate, (i) those standard exceptions appearing as SCHEDULE B items in a standard ALTA owners or leasehold title insurance policy (other than for matters revealed by a current survey), and any other exceptions, restrictions, easements, rights of way, and encumbrances referenced in the Title Commitment delivered by SELLER to BUYER as indicated in Section 2.01(c) of this Agreement; (ii) statutory liens for current taxes or assessments not yet due, or if due not yet delinquent, or the validity of which is being contested in good faith by appropriate proceedings; (iii) such other liens, imperfections in title, charges, easements, restrictions, and encumbrances (but in all cases of Owned Real Estate excluding those which secure borrowed money) which, individually and in the aggregate, do not materially detract from the value of, or materially interfere with the present use of, any property subject thereto or affected thereby; and (iv) such other exceptions as are approved by BUYER in writing.


          (d) The term "person" shall mean any individual, corporation partnership, limited liability company, association, trust, or other entity, whether business, personal, or otherwise.


          (e) Unless expressly indicated otherwise in a particular context, the terms "herein," "hereunder," "hereto," "hereof," and similar references refer to this Agreement in its entirety and not to specific articles, sections, schedules, or subsections of this Agreement. Unless expressly indicated otherwise in a particular context, references in this Agreement to enumerated articles, sections, and subsections refer to designated portions of this Agreement (but do not refer to portions of any Schedule unless such Schedule is specifically referenced) and do not refer to any other document.

          (f) The term "subsidiary" shall mean a corporation, partnership, limited liability company, joint venture, or other business organization more than 50% of the voting securities or interests in which are beneficially owned or controlled by the indicated parent of such entity.


     10.09 FLEXIBLE STRUCTURE. References in this Agreement to federal or state laws or regulations, jurisdictions, or chartering or regulatory authorities shall be interpreted broadly to allow maximum flexibility in consummating the transactions contemplated hereby in light of changing business, economic, and regulatory conditions. Without limiting the foregoing, in the event SELLER and BUYER agree in writing to alter the legal structure of the Acquisition contemplated by this Agreement references in this Agreement to such laws, regulations, jurisdictions, and authorities shall be deemed to be altered to reflect the laws, regulations, jurisdictions, and authorities that are applicable in light of such change.

     10.10 PRESS RELEASES. SELLER or BUYER, as the case may be, shall approve, in writing prior to issuance, the form and substance of any press release or other public disclosure relating to any matters relating to this Agreement issued by the other. Nothing contained herein shall restrict or prohibit BUYER or SELLER from issuance of press releases or public disclosures which, based on the advice of counsel, are required by applicable law or regulation and limited to information necessary for compliance with same.

     10.11 ENTIRE AGREEMENT. This Agreement supersedes any and all oral or written agreements and understandings heretofore made relating to the subject matter hereof and contains the entire agreement of the parties relating to the subject matter hereof. All schedules, exhibits, and appendices to this Agreement are incorporated into this Agreement by reference and made a part hereof.

     10.12 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Louisiana and the laws of the United States, as well as regulations issued by relevant agencies thereof.

     10.13 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.14 TAX MATTERS. BUYER and SELLER agree that they will file applicable tax returns and other related schedules and documents related to their respective interests based on the allocations in this Agreement.

     10.15 GOOD FAITH DEPOSIT. BUYER and SELLER acknowledge the deposit by BUYER of the sum of $75,000.00 for each Office which is the subject of this Agreement (in aggregate, the "Deposit" herein). BUYER agrees that SELLER may retain the Deposit in the event that BUYER fails to consummate the transactions contemplated herein by the date set forth in Section 9.02(d) herein through no material fault of SELLER, in the event that SELLER elects to terminate the transactions contemplated by this Agreement pursuant to the provisions of Section 9.02 herein, and/or in the event of a breach by BUYER of any of its duties and obligations hereunder. Any such retention shall not be deemed to constitute liquidated damages or a waiver by SELLER of any rights in law or in equity arising out of a breach by BUYER of the terms and conditions of this Agreement. Subject to the foregoing, the Deposit shall be credited to the account of BUYER upon the Closing of the transactions contemplated hereunder in accordance with the terms hereof.

     10.16 SPECIFIC PERFORMANCE. The parties hereto acknowledge that monetary damages could not adequately compensate either party hereto in the event of a breach of this Agreement by the other, that the non-breaching party would suffer irreparable harm in the event of such breach and that the non-breaching party shall have, in addition to any other rights or remedies it may have at law or in equity, specific performance and injunctive relief as a remedy for the enforcement hereof.

     10.17 CONSENT OF FIRST COMMERCE CORPORATION. First Commerce Corporation, the sole owner of BUYER, intervenes in this Agreement to evidence its consent to the provisions hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, all as of the date first above written.


                                              FIRST COMMERCE CORPORATION
ATTEST:

                                              By:  /s/ Michael A. Flick
---------------------------                      ---------------------------

                                              Its:
                                                  --------------------------


                                              CENTRAL BANK
ATTEST:

/s/ Dianne S. Beaird                          By:  /s/ Willis T. McGhinnis
---------------------------                      ---------------------------

                                              Its: Executive Vice President
                                                  --------------------------


ATTEST:                                       IBERIABANK

/s/ Beth Matthews
---------------------------                   By:  /s/ Larrey G. Mouton
                                                 ---------------------------

                                              Its: President and CEO
                                                  --------------------------